As Filed with the Securities and Exchange Commission on April 3, 2012.
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, (678) 384-7220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert T. McNally, Ph.D. President & Chief Executive Officer GeoVax Labs, Inc. 1900 Lake Park Drive, Suite 380 Smyrna, Georgia 30080 Tel: (678) 384-7220 Fax: (678) 384-7283	With a copy to: T. Clark Fitzgerald III Womble Carlyle Sandridge & Rice, LLP 271 17th Street NW, Suite 2400 Atlanta, Georgia 30363 Tel: (404) 879-2455 Fax: (404) 870-4869
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                   Accelerated filer ☐                                  Non-accelerated filer ☐                                   Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share underlying Series A convertible preferred stock, $0.001 par value per share	2,933,333(2)	$0.99(3)	$2,904,000(3)	$332.80
Common stock underlying Outstanding Series A and Series C Warrants	5,866,666(4)	1.00(5)	5,866,666(5)	672.32
Common stock underlying outstanding Series B Warrants	2,933,333(4)	$0.75(5)	2,200,000(5)	252.12
Total	11,733,332		$10,970,666	$1,257.24(6)

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2) Represents shares of the Registrant’s common stock underlying shares of Series A convertible preferred stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(3) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices reported on the over-the-counter bulletin board on March 30, 2012, which was $.99 per share.
(4) Represents shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by selling stockholders named in this registration statement.
(5) Calculated in accordance with Rule 457(g) based upon the aggregate exercise price of the warrants held by selling stockholders named in this registration statement.
(6) The Registrant previously filed Form S-1 (333-165825) on March 31, 2010, and paid a filing fee of $2,852.  The Registrant did not sell any securities pursuant to that Form S-1, and it was withdrawn in December, 2011. Pursuant to Rule 457(p), the Registrant hereby applies $1,257.24 of the previously paid filing fee against amounts due herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2012.

PROSPECTUS

GEOVAX LABS, INC.

Up to 11,733,332 Shares of Common Stock

This prospectus relates to up to 11,733,332 shares of common stock, $0.001 par value, of GeoVax Labs, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which includes up to:

• 2,933,333 shares of common stock underlying Series A convertible preferred stock, par value $0.01 per share, and

• 8,799,999 shares of common stock issuable to the selling stockholders upon the exercise of Series A, B and C Warrants.

The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  The shares included in this prospectus may be reoffered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 46 of this prospectus.

We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders, but we will receive funds from the exercise of Series A, B or C Warrants held by the selling stockholders, if exercised for cash.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the over-the-counter bulletin board under the symbol “GOVX.” On March 30, 2012, the last reported sale price for our common stock as reported on the over-the-counter bulletin board was $.97 per share.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

____________________

Investing in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of these risks.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this Prospectus is April ____, 2012

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	11
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	12
BUSINESS	13
SELECTED FINANCIAL DATA	27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
DIRECTORS AND EXECUTIVE OFFICERS	34
EXECUTIVE COMPENSATION	36
DIRECTOR COMPENSATION	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS	43
SELLING STOCKHOLDERS	44
PLAN OF DISTRIBUTION	46
DESCRIPTION OF SECURITIES	48
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52
WHERE YOU CAN FIND MORE INFORMATION	53
EXPERTS	53
LEGAL MATTERS	53
INDEX TO THE FINANCIAL STATEMENTS	F-1
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.

We have not authorized the selling stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. Please read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it. The information appearing in this prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not invest unless you can afford to lose your entire investment.

Company Overview

GeoVax Labs, Inc. is a biotechnology company developing vaccines that prevent and fight Human Immunodeficiency Virus (“HIV”) infections.  HIV infections result in Acquired Immunodeficiency Syndrome (“AIDS”).  We have exclusively licensed from Emory University (“Emory”) vaccine technology which was developed in collaboration with the United States National Institutes of Health (“NIH”) and the United States Centers for Disease Control and Prevention (“CDC”).

Our current vaccines under development address the clade B subtype of the HIV virus that is most prevalent in the United States and the developed world.  Our vaccines are being evaluated to determine their potential to (a) prevent HIV infection and (b) to serve as a therapy for individuals who are already infected with HIV.  These vaccines are currently being evaluated in humans -- both in those infected with HIV and those who are not.

Our vaccines incorporate two delivery components: a recombinant deoxyribonucleic acid, or DNA vaccine, and a recombinant poxvirus designated modified vaccinia Ankara, or MVA vaccine. Both the DNA and MVA vaccines contain sufficient HIV genes to support the production of non-infectious virus-like particles.  These particles display the native trimeric-membrane-bound form of the viral envelope glycoprotein that mediates entry into cells and is the target for protective antibody. When used together, the recombinant DNA component primes immune responses, which are boosted by administration of the recombinant MVA component.  We are also testing a new version of our preventive vaccine that co-expresses granulocyte-macrophage colony-stimulating factor (GM-CSF) in the DNA vaccine used to prime the immune response.

Work on our vaccines began during the 1990s at Emory University in Atlanta, Georgia, under the direction of Dr. Harriet L. Robinson, who is now our Chief Scientific Officer. The vaccine technology was developed in collaboration with researchers at the NIH and the CDC. The technology developed by the collaboration is exclusively licensed to us from Emory University.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GOVX.” On March 30, 2012, the last reported sale price for our common stock on the OTC Bulletin Board was $0.97 per share.

As used herein, “GeoVax,” the “Company,” “we,” “our,” and similar terms include GeoVax Labs, Inc., and its operating subsidiary, GeoVax, Inc., unless the context indicates otherwise.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080 (metropolitan Atlanta). Our telephone number is (678) 384-7220. The address of our website is www.geovax.com. Information on our website is not part of this prospectus.

The Offering

Common stock offered by selling stockholders
Up to 11,733,332 shares, consisting of 2,933,333 shares of common stock underlying Series A Preferred Stock owned by selling stockholders and 8,799,999 shares of common stock issuable upon the exercise of Series A, B or C Warrants held by the selling stockholders. This number represents approximately 41% of our current outstanding common stock, on a fully diluted basis.(1)

Common stock outstanding before the offering	16,850,610 shares (1)

Common stock outstanding after the offering, assuming all the shares of Series A Preferred Stock are converted into common stock and the Series A, B and C Warrants are exercised for cash.	28,583,942 shares (1)

Proceeds to us
We will not receive any proceeds from the sale of common stock covered by this prospectus. We will, however, receive approximately $8.1 million from the exercise of the Series A, B, and C Warrants held by the selling stockholders, if they are exercised in full for cash.

Trading Symbol	GOVX

Risk Factors	There are significant risks involved in investing in our Company. For a discussion of risk factors you should consider before buying our common stock. See “Risk Factors” beginning on page 3.
____________________
(1) The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of March 30, 2012 and excludes:

•
1,197,529 shares of common stock reserved for future issuance under our equity incentive plans.  As of March 30, 2012, there were options to purchase 922,042 shares of our common stock outstanding under our equity incentive plans with a weighted average exercise price of $5.45 per share;

•
2,482,560 shares of common stock issuable upon exercise of currently outstanding warrants (but not including the Series A, B and C Warrants) as of March 30, 2012, with a weighted average exercise price of $6.24 per share;

RISK FACTORS

You should carefully consider the risks, uncertainties and other factors described below before you decide whether to buy shares of our common stock.  Any of the factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock.  Also, you should be aware that the risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties, of which we are not yet aware, or that we currently consider to be immaterial, may also impair our business operations.  You should also refer to the other information contained in and incorporated by reference into this prospectus, including our financial statements and the related notes.

Risks Related to Our Financial Results and Need for Additional Financing

We have a history of operating losses, and we expect losses to continue for the foreseeable future.

We have had no product revenue to date and there can be no assurance that we will ever generate any product revenue. We have experienced operating losses since we began operations in 2001. As of December 31, 2011, we had an accumulated deficit of approximately $22.6 million. We expect to incur additional operating losses and expect cumulative losses to increase as our research and development, pre-clinical, clinical, manufacturing and marketing efforts expand. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of our product candidates, conduct pre-clinical tests and clinical trials, obtain the necessary regulatory approvals, and manufacture and market the resulting products. Unless we are able to successfully meet these challenges, we will not be profitable and may not remain in business.

Our business will require continued funding. If we do not receive adequate funding, we will not be able to continue our operations.

To date, we have financed our operations principally through the private placement of equity securities and through NIH grants. We will require substantial additional financing at various intervals for our operations, including clinical trials, operating expenses, intellectual property protection and enforcement, for pursuit of regulatory approvals, and for establishing or contracting out manufacturing, marketing and sales functions. There is no assurance that such additional funding will be available on terms acceptable to us or at all. If we are not able to secure the significant funding that is required to maintain and continue our operations at current levels, or at levels that may be required in the future, we may be required to delay clinical studies or clinical trials, curtail operations, or obtain funds through collaborative arrangements that may require us to relinquish rights to some of our products or potential markets.

The costs of conducting all of our human clinical trials to date have been borne by the HIV Vaccine Trials Network (“HVTN”), funded by the NIH, with GeoVax incurring costs associated with manufacturing the clinical vaccine supplies and other study support. This includes the cost of conducting the ongoing Phase 2a human clinical study of our preventive vaccine. We cannot predict the level of support we will receive from the HVTN or the NIH for any additional clinical trials. We are currently not receiving any governmental support for our Phase 1/2 therapeutic vaccine human clinical trial.

Our operations are also partially supported by the Integrated Preclinical/Clinical AIDS Vaccine Development (“IPCAVD”) grant awarded to us to support our HIV/AIDS vaccine program. The project period for the grant covers a five year period which commenced October 2007, with an aggregate award of $20.4 million. As of December 31, 2011, there is approximately $3.9 million of unused grant funds remaining and available for use through August 31, 2012 (the end of the original project period). We intend to pursue additional grants from the federal government. However, as we progress to the later stages of our vaccine development activities, government financial support may be more difficult to obtain, or may not be available at all. Therefore, it will be necessary for us to look to other sources of funding in order to finance our development activities.

Our current working capital, combined with proceeds from the IPCAVD grant awarded from the NIH will be sufficient to support our planned level of operations into the first quarter of 2013, without giving consideration to the potential proceeds from exercise of the Series A, B or C Warrants.  In order to meet our operating cash flow requirements we plan additional offerings of our equity securities, debt, or convertible debt instruments.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

The current economic conditions may adversely impact our ability to raise capital.

The recession and adverse conditions in the national and global markets may negatively affect both our ability to raise capital and our operations in the future. The volatile equity markets and adverse credit markets may make it difficult for us to raise capital or procure credit in the future to fund the growth of our business, which could have a negative impact on our business and results of operations.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

Our products are still being developed and are unproven. These products may not be successful.

To become profitable, we must generate revenue through sales of our products. However our products are in varying stages of development and testing. Our products have not been proven in human clinical trials and have not been approved by any government agency for sale. If we cannot successfully develop and prove our products and processes, or if we do not develop other sources of revenue, we will not become profitable and at some point we would discontinue operations.

Whether we are successful will be dependent, in part, upon the leadership provided by our management. If we were to lose the services of any of these individuals, our business and operations may be adversely affected. Further, we may not carry key man life insurance on our executive officers or directors.

Whether our business will be successful will be dependent, in part, upon the leadership provided by our officers, particularly our President and Chief Executive Officer and our Chief Scientific Officer. The loss of the services of these individuals may have an adverse effect on our operations. Although we carry some key man life insurance on Dr. Harriet L. Robinson, the amount of such coverage may not be sufficient to offset any adverse economic effects on our operations and we do not carry key man insurance on any of our other executive officers or directors. Further, our employees, including our executive officers and directors, are not subject to any covenants not to compete against the Company, and our business could be adversely affected if any of our employees or directors engaged in an enterprise competitive with the Company.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

To manufacture and sell our products, we must comply with extensive domestic and international regulation. In order to sell our products in the United States, approval from the FDA is required. Satisfaction of regulatory requirements, including FDA requirements, typically takes many years, and if approval is obtained at all, it is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. We cannot predict whether our products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to meet than FDA requirements. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

We will face intense competition and rapid technological change that could result in products that are superior to the products we will be commercializing or developing.

The market for vaccines that protect against or treat HIV/AIDS is intensely competitive and is subject to rapid and significant technological change. We will have numerous competitors in the United States and abroad, including, among others, large companies with substantially greater resources than us. These competitors may develop technologies and products that are more effective or less costly than any of our future technology or products or that could render our technology or products obsolete or noncompetitive. If our technology or products are not competitive, we may not be able to remain in business.

Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new medical technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, and that our product candidates will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal additional complications associated with our products. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our products, which in turn would materially harm our business.

We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule, if at all. Product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products, and delay our ability to become profitable.

We rely heavily on the HVTN, independent clinical investigators, and other third party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.

None of our vaccines are approved by the FDA for sale in the United States or by other regulatory authorities for sale in foreign countries. To exploit the commercial potential of our technologies, we are conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials could delay or preclude regulatory approval and restrict our ability to commercialize our technology or products. Any such failure may severely harm our business. In addition, any approvals we obtain may not cover all of the clinical indications for which approval is sought, or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

In recent years, several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement action and fines and other penalties and could receive adverse publicity, all of which could harm our business.

We may be subject to new federal and state legislation to submit information on our open and completed clinical trials to public registries and databases.

In 1997, a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions was established under the FDA Modernization Act, or the FDMA, to promote public awareness of and access to these clinical trials. Under the FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials. Since the establishment of this registry, there has been significant public debate focused on broadening the types of trials included in this or other registries, as well as providing for public access to clinical trial results. A voluntary coalition of medical journal editors has adopted a resolution to publish results only from those trials that have been registered with a no-cost, publicly accessible database, such as www.clinicaltrials.gov. Federal legislation was introduced in the fall of 2004 to expand www.clinicaltrials.gov and to require the inclusion of trial results in this registry. The Pharmaceutical Research and Manufacturers of America also issued voluntary principles for its members to make results from certain clinical trials publicly available and established a website for this purpose. Other groups have adopted or are considering similar proposals for clinical trial registration and the posting of clinical trial results. Failure to comply with any clinical trial posting requirements could expose us to negative publicity, fines and other penalties, all of which could materially harm our business.

We will face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payers such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. Reimbursement by such payers is presently undergoing reform and there is significant uncertainty at this time how this will affect sales of certain pharmaceutical products.

Medicare, Medicaid and other governmental healthcare programs govern drug coverage and reimbursement levels in the United States. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Generic drug manufacturers’ agreements with federal and state governments provide that the manufacturer will remit to each state Medicaid agency, on a quarterly basis, 11% of the average manufacturer price for generic products marketed and sold under abbreviated new drug applications covered by the state’s Medicaid program. For proprietary products, which are marketed and sold under new drug applications, manufacturers are required to rebate the greater of (a) 15.1% of the average manufacturer price or (b) the difference between the average manufacturer price and the lowest manufacturer price for products sold during a specified period.

Both the federal and state governments in the United States, and foreign governments, continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product developed in the future. In addition, third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Additionally, some uncertainty may exist as to the reimbursement status of newly approved injectable pharmaceutical products. Our products may not be considered cost-effective or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an adequate return on our investment.

We may not be successful in establishing collaborations for product candidates we may seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.

We expect to seek collaborations for the development and commercialization of product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the clinical trial results and other aspects of our vaccine’s safety and efficacy profile. If we are unable to reach agreements with suitable collaborators for any product candidate, we will be forced to fund the entire development and commercialization of such product candidates, ourselves, and we may not have the resources to do so. If resource constraints require us to enter into a collaboration agreement early in the development of a product candidate, we may be forced to accept a more limited share of any revenues this product may eventually generate. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish collaborations or other alternative arrangements for any product candidate. Even if we are successful in establishing collaborations, we may not be able to ensure fulfillment by collaborators of their obligations or our expectations.

We do not have manufacturing, sales or marketing experience.

We do not have experience in manufacturing, selling, or marketing vaccines. To obtain the expertise necessary to successfully manufacture, market, and sell our vaccines, we will require the development of our own commercial infrastructure and/or collaborative commercial arrangements and partnerships. Our ability to execute our current operating plan is dependent on numerous factors, including, the performance of third party collaborators with whom we may contract.

Our vaccines under development may not gain market acceptance.

Our vaccines may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Significant factors in determining whether we will be able to compete successfully include:
•	the efficacy and safety of our vaccines;
•	the time and scope of regulatory approval;
•	reimbursement coverage from insurance companies and others;
•	the price and cost-effectiveness of our products, and
•	the ability to maintain patent protection.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. We carry product liability insurance and we expect to continue such policies. However, product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and the demand for our products.

Risks Related to Our Intellectual Property

We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.

Our rights to significant parts of the technology we use in our vaccines are licensed from third parties and are subject to termination if we do not fulfill our contractual obligations to our licensors. Termination of intellectual property rights under any of our license agreements could adversely impact our ability to produce or protect our vaccines. Our obligations under our license agreements include requirements that we make milestone payments to our licensors upon the achievement of clinical development and regulatory approval milestones, royalties as we sell commercial products, and reimbursement of patent filing and maintenance expenses. Should we become bankrupt or otherwise unable to fulfill our contractual obligations, our licensors could terminate our rights to critical technology that we rely upon.

Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Pharmaceutical companies, biotechnology companies, universities, research institutions or other third parties may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:
•	stop or delay selling, manufacturing or using products that incorporate, or are made using the challenged intellectual property;
•	pay damages; or
•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of our key management and technical personnel.

Any inability to protect intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally will attempt to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

Neither the U.S. Patent and Trademark Office nor the courts have established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

Risks Related to Our Common Stock

The market price of our common stock is highly volatile.

The market price of our common stock has been, and is expected to continue to be, highly volatile. Certain factors, including announcements of new developments by us or other companies, regulatory matters, new or existing medicines or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by us, and subsequent sales of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Our common stock does not have a vigorous trading market and investors may not be able to sell their securities when desired.

We have a limited active public market for our common shares.  A more active public market, allowing investors to sell large quantities of our common stock, may never develop. Consequently, investors may not be able to liquidate their investments in the event of an emergency or for any other reason.

We have never paid dividends and have no plans to do so.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the United States securities laws. The Securities and Exchange Commission, or the SEC, as required by the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our stock.

If we fail to remain current in our reporting requirements, our securities could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

United States companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We expect to need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, combined with anticipated cash flow from the IPCAVD grant, will be sufficient to meet our anticipated cash needs into the first quarter of 2013, without giving consideration to the potential proceeds from exercise of the Series A, B or C Warrants.  In order to meet our operating cash flow requirements we plan additional offerings of our equity securities, debt, or convertible debt instruments. The sale of additional equity securities could result in additional dilution to our stockholders.  Certain equity securities, such as convertible preferred stock, or warrants, may contain anti-dilution provisions which could result in the issuance of additional shares at lower prices if we sell other shares below specified prices.  The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure investors that financing will be available in amounts or on terms acceptable to us, if at all.

Our directors and executive officers beneficially own a significant amount of our common stock and will be able to exercise significant influence on matters requiring stockholder approval.

Our directors and executive officers collectively beneficially own approximately 14.3% of our common stock as of March 30, 2012.  Consequently, our directors and executive officers as a group are able to exert significant influence over the election of directors and the outcome of most corporate actions requiring stockholder approval and our business, which may have the effect of delaying or precluding a third party from acquiring control of us. Furthermore, Emory University beneficially owns 27.4% of our common stock as of March 30, 2012. If our directors and executive officers move to act in concert with Emory University, their ability to influence stockholder actions will be even more significant.

The exercise of warrants or options or conversion of our Series A Convertible Preferred Stock may depress our stock price and may result in significant dilution to our common stockholders.

There are a significant number of outstanding warrants and options to purchase our stock and we have issued Series A Convertible Preferred Stock that is convertible into our Common Stock. If the market price of our Common Stock exceeds the exercise price of outstanding warrants and options or the conversion price of the Series A Convertible Preferred Stock, holders of those securities may be likely to exercise their warrants and options or convert their preferred shares and sell the Common Stock acquired upon exercise or conversion of such securities, as applicable, in the open market. Sales of a substantial number of shares of our Common Stock in the public market by holders of warrants, options, or preferred shares may depress the prevailing market price for our Common Stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options, warrants, or preferred shares exercise those options or warrants or convert those preferred shares, as applicable, our common stockholders will incur dilution in their relative percentage ownership.  The prospect of this possible dilution may also impact the price of our Common Stock.

Our outstanding warrants include the Series A, B, and C Warrants to purchase up to 8,799,999 shares of our Common Stock that were issued in March 2012.  Of these, warrants to purchase up to 2,933,333 shares have an exercise price of $0.75 per share, and warrants to purchase up to 5,866,666 shares have an exercise price of $1.00 per share. These warrants contain anti-dilution provisions, which may, under certain circumstances, reduce the exercise price (but have no effect on the number of shares subject to the warrants) to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the exercise price of the warrants, or if we announce plans to do so.  This potential reduction in exercise price could reduce the funds the Company receives upon exercise of the warrants, and increase the likelihood that a dilutive issuance will occur.

The Series A Convertible Preferred Stock provides for an adjustment to the conversion price if on specified dates certain conditions relating to the ability of the holders to sell the Common Stock issuable upon conversion of the preferred shares pursuant to either an effective registration statement under the Securities Act of 1933 or Rule 144 are not satisfied, then the conversion price shall be reduced to the lesser of (a) the then conversion price, as adjusted and taking into consideration any prior resets, (b) 85% of the volume weighted average price of the Common Stock for the 5 trading days immediately following each such date, as calculated pursuant to the AQR function on Bloomberg L.P., (c) 85% of the average of the volume weighted average prices for the Common Stock for each of the 5 trading days immediately following the date and (d) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such date, which shall thereafter be the new conversion price. The adjusted Conversion Price shall not be lower than $0.32.  This potential reduction in conversion price could increase the number of shares that could be issued upon conversion of the preferred shares and the resulting dilution to the other holders of Common Stock.

Our Common Stock is and likely will remain subject to the SEC’s “Penny Stock” rules, which may make its shares more difficult to sell.

Our Common Stock is currently and may remain classified as a “penny stock.” The SEC rules regarding penny stocks may have the effect of reducing trading activity in our shares, making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

These rules make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

Certain provisions of our certificate of incorporation which authorize the issuance of additional shares of preferred stock may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock. We have issued 2,200 shares of Series A Convertible Preferred Stock.  We believe the terms of these preferred shares would not have a substantial impact on the ability of a third party to effect a change in control. The remaining shares of preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Certain provision of the warrants we issued in March 2012 may make it more difficult for a third party to effect a change in control.

The Series A, B and C Warrants contain provisions which permit the holders to require the payment  to them of an amount of cash equal to the value (based on a Black-Scholes computation) of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction (as defined, but generally a change in control of the Company) that is (i) an all cash transaction, (ii) a “going private” transaction, or (ii) a transacting involving a person or entity not traded on a national securities exchange.  The prospect of making such payments may discourage a potential third party acquirer.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward-looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” their negatives, and similar expressions, although not all forward-looking statements contain these identifying words. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements contained in this prospectus are based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known industry developments, our scientific work, contractual arrangements, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following: our history of operating losses, our need for continued funding, the development stage of our vaccines, regulatory and legal uncertainties, competition, the difficulty of obtaining timely regulatory approvals, uncertainty as to third party reimbursements, the impact of healthcare reform, difficulties related to our intellectual property, and other factors discussed under “Risk Factors.”

Other factors besides those described in this prospectus and any prospectus supplement could also affect our actual results. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders. If the Series A, B or C Warrants are exercised for cash, then we will receive the proceeds payable by the selling stockholders upon exercise of those warrants. If all of Series A, B, and C Warrants are exercised in full for cash, we will receive approximately $8.1 million.  We will use these proceeds, if received, for general working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded on the over-the-counter bulletin board market under the symbol “GOVX”.  The following table sets forth the high and low bid prices for our common stock for the periods indicated.  The prices represent quotations between dealers and do not include retail mark-up, markdown, or commission, and do not necessarily represent actual transactions:

	High	Low
2012
First Quarter	$1.24	$0.77
2011
Fourth Quarter	$1.94	$0.82
Third Quarter	$1.10	$0.80
Second Quarter	$1.40	$0.76
First Quarter	$1.53	$1.10
2010
Fourth Quarter	$2.18	$0.63
Third Quarter	$3.35	$1.52
Second Quarter	$6.50	$2.25
First Quarter	$9.00	$5.00

On March 30, 2012, the last reported sale price for our common stock as reported in the over-the-counter bulletin board was $0.97 per share.

Holders

On March 30, 2012, there were approximately 1,000 holders of record of our common stock.  The number of record holders does not reflect the number of beneficial owners of our common stock for whom shares are held by brokerage firms and other institutions.

Dividends

We have not paid any dividends since our inception and do not contemplate paying dividends in the foreseeable future.

BUSINESS

Company Overview

GeoVax, Labs, Inc. was formed in 2001 and is a biotechnology company developing vaccines that prevent and fight human immunodeficiency virus (HIV).  HIV infections result in acquired immunodeficiency syndrome (AIDs).  We are incorporated in Delaware, and our offices and laboratory facilities are located in Smyrna, Georgia (metropolitan Atlanta).

Our vaccines are being evaluated to determine their potential to (a) prevent HIV infection and (b) to serve as a treatment for individuals who are already infected with HIV.  These vaccines are currently being evaluated in humans -- both in those infected with HIV and those who are not.

Our current vaccines under clinical development are designed to function against the clade B subtype of the HIV virus that is prevalent in the United States and the developed world.  An estimated 3.5 million people are infected with clade B HIV virus and between 55,000 and 58,000 new infections occur in the U.S. every year.  The cost of treating HIV infected individuals in the United States is estimated at $500,000 for each infected individual over their lifetime.  We estimate the worldwide market opportunity for a clade B HIV vaccine (preventive and therapeutic) to be approximately $5 billion annually.

Subject to the availability of funding support from governmental or nongovernmental organizations, we also plan to develop vaccines designed for use to combat the subtypes of HIV that predominate in the developing countries.

Work on our vaccines began during the 1990s at Emory University in Atlanta, Georgia, under the direction of Dr. Harriet L. Robinson, who is now our Chief Scientific Officer. The vaccine technology was developed in collaboration with researchers at Emory University, the U.S. National Institutes of Health (NIH), and the U.S.  Centers for Disease Control and Prevention (CDC). The technology developed by the collaboration is exclusively licensed to us from Emory University. We also have nonexclusive licenses to certain patents owned by the NIH and exclusive license rights to certain manufacturing process patents of MFD, Inc.

Our Vaccine Pipeline

The following table summarizes key information regarding our vaccine candidates:

Vaccine Candidate	Indication	Stage of Development	Clinical Trial Sponsor
B – DNA/MVA	HIV – Preventive Vaccine (Clade B)	Clinical – Phase 2a	NIH/HVTN
B – DNA-GM/MVA	HIV – Preventive Vaccine (Clade B)	Clinical – Phase 1	NIH/HVTN
B – DNA/MVA	HIV – Treatment Vaccine (Clade B)	Clinical – Phase 1/2	GeoVax
B – DNA-GM/MVA	HIV – Treatment Vaccine (Clade B)	Planning – Phase 1/2	NIH/IMPAACT
C – DNA/MVA	HIV – Preventive Vaccine (Clade C)	Preclinical	n/a
C – MVA	HIV – Preventive Vaccine (Clade C)	Preclinical	n/a

Our preventive vaccines are being tested in humans by the HVTN and are funded by the NIH. The first generation of our preventive vaccine is one of only 5 vaccine candidates out of more than 80 tested by the HVTN to have successfully progressed to Phase 2 testing.  In Phase 1 human trials in uninfected people, our vaccines have shown excellent safety and induced both anti-viral antibodies and anti-viral T cells. The results of a two group, 30 participant, Phase 1 trial (designated HVTN 048) are published in AIDS RESEARCH AND HUMAN RETROVIRUSES 22:678 (2006) and of a four group 120 participant trial (HVTN 065) in The Journal of Infectious Diseases 203:610 (2011).  Our Phase 1 trials have tested both safety and dosing regimens.

The 300 participant Phase 2a clinical trial of our preventive vaccine (HVTN 205) further tested safety and immunogenicity of the two most promising regimens evaluated in phase 1:  (1) Priming with DNA at months 0 and 2 and boosting with MVA at months 4 and 6 and (2) priming and boosting with MVA at months 0, 2 and 6.  The HVTN 205 trial is fully enrolled and patient inoculations were completed in January 2012.  We expect study analysis and completion of the trial during 2012.

The HVTN has also agreed to sponsor and conduct clinical testing in humans of a new version of our preventive vaccine that co-expresses granulocyte-macrophage colony-stimulating factor (GM-CSF) in the DNA vaccine used to prime the vaccine response.  In preclinical studies in non-human primates, co-expression of GM-CSF in a simian prototype of the DNA vaccine improved the ability of the vaccine to prevent infection. In a study employing 12 successive weekly exposures to simian immunodeficiency virus (SIV), vaccinating in the presence of co-expressed GM-CSF prevented infection in 70% of the animals for a 90% reduction in per exposure risk of transmission, whereas vaccinating in the absence of the co-expressed GM-CSF prevented infection in only 25% of animals and achieved a less effective  60% reduction in the per exposure risk of transmission (The Journal of Infectious Diseases, 204:164 (2011)). In normal humans, GM-CSF stimulates the expansion and differentiation of cells in the macrophage and dendritic cell lineages that promote immune responses. The use of GM-CSF in humans is anticipated to have good safety based on its licensure for stimulating production of white blood cells after autologous bone marrow transplantation, as a treatment for fungal infections, and as an adjuvant for the Provenge®  prostate cancer vaccine.   Research into the potential benefits of adding GM-CSF to our vaccine has been supported by a $20.4 million IPCAVD grant awarded by the NIH to GeoVax in 2007 and covering a five year period ending in 2012.  Clinical testing of the GM-CSF co-expressing vaccine is expected to commence in the second quarter of 2012.  Pending successful outcome of this trial, we expect to carry forward this version of our preventive vaccine into Phase 2b efficacy testing. We have scheduled vaccine production and have begun discussions about protocol development with potential government sponsors.

Our therapeutic (treatment) vaccine is in Phase 1/2 human clinical testing that we are sponsoring. These trials were initiated based on promising preclinical data from therapeutic trials in HIV-infected non-human primates. In these studies, non-human primates were infected, drug-treated, vaccinated and then drug-interrupted. Following treatment interruption, median levels of virus in blood, measured as viral RNA, were 10 to 1000-times lower (overall median of 100-times lower) than those measured prior to drug and vaccine treatment. The therapeutic reductions in virus levels were associated with the vaccination regimen eliciting T-cells (a form of white blood cell) with functional characteristics known to successfully control viral infections. We expect to complete patient enrollment of the Phase 1/2 human trial of our therapeutic vaccine during 2012 and to generate data in 2013.

We are also planning a Phase 1 therapeutic clinical trial to investigate the use of our vaccine in combination with standard-of-care drug therapy in young adults.  This trial would be supported by the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT).  The NIH has recently prioritized searching for a cure for those individuals who are HIV positive. Because of the mechanisms by which current oral drugs  work, if the virus is in a latent phase these drugs are not effective, thus it is impossible to totally eradicate the virus. Current approaches to a cure include using an effective vaccine and oral medication together to more effectively eradicate virus. This trial has been assigned a clinical study number (P-1082) and, pending successful committee reviews and FDA approval, we are hopeful that this study will commence in late 2012.

Background – Viruses and Vaccines

What are Viruses?  Viruses are microscopic organisms consisting of genetic material comprised of deoxyribonucleic acid (“DNA”) or ribonucleic acid (“RNA”), surrounded by a protein, lipid (fat), or glycoprotein coat. Viruses invade healthy, living host cells in order to replicate and spread. In many cases, the body’s immune system can recognize and effectively combat an infection caused by a virus. However, with certain viral infections, the body’s immune system is unable to fully destroy or inhibit the replication of the virus, which results in persistent and ongoing viral replication resulting in disease.

Infections caused by viruses can be chronic or acute. Chronic infections, such as those caused by HIV, do not typically self-resolve with time and can cause chronic disease. Acute infections associated with viruses, such as influenza, generally last for a relatively short period of time, and self-resolve in most immuno-competent individuals.

Viruses can also be characterized as either active or latent. An active virus can cause a persistent infection or disease over an extended period of time. A latent virus will remain in the body for very long periods of time after the initial infection and generally will only cause disease when the body’s immune system weakens, fails or is suppressed, allowing the virus to once again replicate. Vaccines have been widely used to prevent active viral infections from occurring.

Viruses that develop resistance to antiviral drugs are increasingly becoming a challenge in the treatment of viral infections, particularly those that are chronic in nature. The ability of viruses to mutate spontaneously during replication allows drug-resistant strains to emerge when patients are using drugs that are not potent enough to quickly and completely inhibit viral replication. Drug resistance occurs because viruses continually replicate making millions of copies of themselves, some of which contain mutations in their genetic material. Mutations that emerge in the presence of a suppressive antiviral drug will give rise to mutant strains that are wholly or partially resistant to that drug. These mutant viruses, while initially low in number, eventually become the predominant strain in an infected patient as those strains that remain susceptible to the drug are inhibited from replicating. Once this occurs, the treatment benefit of that particular antiviral drug often diminishes, resulting in treatment failure and the need for an alternate therapy with different or possibly new drugs, or classes of drugs. In general, viruses that cause chronic infections, such as HIV, are more likely to develop drug resistance due to the long-term and persistent exposure of the virus to the antiviral therapy.

What are Vaccines?  Vaccines represent an approach to broaden the ability to prevent serious infectious diseases caused by both viruses and bacteria.  A vaccine is a substance introduced into the human body that teaches the immune system to detect and destroy a pathogen (a virus or bacterium that causes disease). All vaccines contain some harmless form or part of the pathogen they target. They exert their effects through the adaptive immune response, an arm of the immune system that learns to recognize and neutralize specific pathogens.

There are several types of vaccines:
•
Whole-killed/Whole-inactivated vaccines: The active ingredient in these vaccines is an intact virus or bacterium that has been killed or otherwise stripped of its ability to infect humans. Examples include the cholera and injectable polio vaccines. This approach has not been applied to the development of vaccines against HIV due to the small but inevitable risk that the viruses harvested for such preparations may not all have been killed or adequately inactivated.

•
Live attenuated vaccines:  These vaccines use a form of the targeted pathogen that is highly unlikely to be harmful—one capable, say, of multiplying, but not causing disease. Examples include the measles vaccine and the oral vaccine against polio, which has been widely deployed in global eradication efforts. Such vaccines can be very effective because they closely mimic the behavior of the targeted pathogen, giving the immune system a truer picture of what it would be up against. Due to the risk that attenuated HIV might revert to its disease-causing form, this approach has not been applied to the development of human AIDS vaccines.

•
Subunit vaccines: Vaccines of this variety are composed of purified pieces of the pathogen (known as antigens) that generate a vigorous, protective immune response. Common subunit vaccines include the seasonal flu and hepatitis B vaccines. This approach was employed to devise the first AIDS vaccine candidate tested in humans, which failed to induce protection from HIV infection.

•
DNA vaccines: These vaccine candidates are also designed to train the immune system to recognize a piece of the targeted bacterium or virus. The difference is that the active ingredients are not the purified antigens themselves but circles of DNA, called plasmids, that carry genes encoding those antigens. Human cells passively take up these plasmids and produce the antigens that, in turn, train the immune system to recognize the targeted pathogen.

•
Recombinant vector vaccines: These vaccines, like DNA vaccines, introduce genes for targeted antigens into the body. But the genes are inserted into a virus that actively infects human cells. The viruses chosen as vectors are safe to use because they do not ordinarily cause disease in humans and/or have been stripped of their ability to proliferate.

Overview of HIV/AIDS

What is HIV? HIV is a retrovirus that carries its genetic code in the form of ribonucleic acid, or RNA. Retroviruses use RNA and the reverse transcriptase enzyme to create DNA from the RNA template. The HIV-1 virus invades human cells and produces its viral DNA that is subsequently inserted into the chromosomes, which are the genetic material of a cell. HIV preferentially infects and replicates in T-cells, which are a type of white blood cell. Infection of T-cells alters them from immunity mediating cells to cells that produce and release HIV. This process results in the destruction of the immune defense system of infected individuals and ultimately, the development of AIDS.

There are several AIDS-causing HIV virus subtypes, or clades, that are found in different regions of the world. These clades are identified as clade A, clade B and so on. The predominant clade found in Europe, North America, parts of South America, Japan and Australia is clade B whereas the predominant clades in Africa are clades A and C. In India the predominant clade is clade C. Each clade differs by at least 20% with respect to its genetic sequence from other clades. These differences may mean that vaccines or treatments developed against HIV of one clade may only be partially effective or ineffective against HIV of other clades. Thus there is often a geographical focus to designing and developing vaccines suited for the local clade.

HIV, even within clades, has a high rate of mutation that supports a significant level of genetic variation. In drug treatment programs, virus mutation can result in the development of drug resistance, referred to as virus drug escape, thereby rendering drug therapy ineffective. Hence, we believe that multi-drug therapy is very important. If several drugs are active against virus replication, the virus must undergo multiple simultaneous mutations to escape, which is less likely. The same is true for immune responses. HIV can escape single targeted immune responses. However, our scientists believe if an immune response is directed against multiple targets, which are referred to as epitopes, virus escape is much less frequent. Vaccination against more than one of the proteins found in HIV increases the number of targets for the immune response as well as the chance that HIV will not escape the vaccine-stimulated immune response, thus resulting in protection against infection or the development of clinical AIDS once infection occurs.

What is AIDS? AIDS is the final, life-threatening stage of infection with the virus known as HIV. Infection with HIV severely damages the immune system, the body’s defense against disease. HIV infects and gradually destroys T-cells and macrophages, which are white blood cells that play key roles in protecting humans against infectious disease caused by viruses, bacteria, fungi and other micro-organisms.

Opportunistic infections by organisms, normally posing no problem for control by a healthy immune system, can ravage persons with immune systems damaged by HIV infections. Destruction of the immune system occurs over years. The average onset of the clinical disease recognized as AIDS occurs after three to ten years of HIV infection if the virus is not treated effectively with drugs, but the time to developing AIDS is highly variable.

AIDS in humans was first identified in the United States in 1981, but researchers believe that it was present in Central Africa as early as 1959. AIDS is most often transmitted sexually from one person to another but it is also transmitted by blood in shared needles and through pregnancy and childbirth. Heterosexual activity is the most frequent route of transmission worldwide.

The level of virus in blood, known as viral load, is the best indicator of the speed with which an individual will progress to AIDS and the frequency with which an individual will spread infection. An estimated 1% or fewer of those infected have low enough levels of the virus to preclude progression to AIDS and to not transmit the infection. These individuals are commonly called elite controllers or long-term non-progressors.

AIDS is considered by many in the scientific and medical community to be the most lethal infectious disease in the world. According to the 2011 World AIDS Day Report published by UNAIDS, the Joint United Nations Programme on HIV/AIDS, at the end of 2010, an estimated 34 million people were living with HIV worldwide, with approximately 2.7 million newly infected in 2010 alone. Approximately 25 million people infected with HIV have died since the 1981 start of the HIV pandemic. The United States currently suffers about 56,000 infections per year with the highest rates found in Washington, D.C., where an estimated 3% of the population is infected, a prevalence rate higher than in some developing countries.

According to the International AIDS Vaccine Initiative (IAVI) in a model developed with Advanced Marketing Commitment dated June 2005, the annual global market for a safe and effective preventive AIDS vaccine (all clades) is estimated at approximately $4 billion or more.

At present, the standard approach to treating HIV infection is to inhibit viral replication through the use of combinations of drugs. Available drugs include reverse transcriptase inhibitors, protease inhibitors, integration inhibitors and inhibitors of cell entry to block multiple essential steps in virus replication. However, HIV is prone to genetic changes that can produce strains that are resistant to currently approved drugs. When HIV acquires resistance to one drug within a class, it can often become resistant to the entire class, meaning that it may be impossible to re-establish control of a genetically altered strain by substituting different drugs in the same class. Furthermore, these treatments continue to have significant limitations which include toxicity, patient non-adherence to the treatment regimens and cost. As a result, over time, many patients develop intolerance to these medications or simply give up taking the medications due to the side effects.

According to the IAVI, the cost and complexity of new treatment advances for AIDS puts them out of reach for most people in the countries where treatment is most needed, and as noted above, in industrialized nations, where drugs are more readily available, side effects and increased rates of viral resistance have raised concerns about their long term use. AIDS vaccines, therefore, are seen by many as the most promising way to end the HIV/AIDS pandemic. It is expected that vaccines for HIV/AIDS, once developed, will be used universally and administered worldwide by organizations that provide health care services, including hospitals, medical clinics, the military, prisons and schools.

Our Vaccine Candidates

Our vaccines, initially developed by our Chief Scientific Officer, Dr. Harriet L. Robinson at Emory University in collaboration with scientists at the NIH and the CDC, incorporate two vaccine delivery components: (1) a recombinant DNA (deoxyribonucleic acid) and (2) a recombinant poxvirus, known as MVA (modified vaccinia Ankara), both of which deliver genes that encode inactivated HIV derived proteins to the immune system. Both the DNA and MVA vaccines contain sufficient HIV genes to support the production of non-infectious virus-like particles which display the native trimeric membrane-bound form of the viral envelope glycoprotein that appears authentic to the immune system. When used together, the recombinant DNA component is used to prime the immune response, which is then boosted by administration of the recombinant MVA component. However, in certain settings the recombinant MVA alone may be sufficient for priming and boosting the immune responses.

Our initial work focused on the development of a preventive vaccine for use in uninfected humans to prevent infection should they be exposed to the virus. Later, based on encouraging data in preclinical primate models, we undertook the development of a therapeutic vaccine for use in HIV infected humans to supplement approved drug regimens. For both preventive and therapeutic applications, our current focus is on a vaccine for use against clade B, which is common in the United States and the industrially developed world. However, if efficacy is documented against clade B, we plan to develop vaccines designed for use to combat the subtypes of HIV that predominate in developing countries, including clades A, C and an AG recombinant.

Induction of T-cell and Antibody Immune Responses. In both preclinical and clinical trials, our vaccines induce both anti-viral antibody and T-cell responses. The induction of both antibodies and T-cells is beneficial because these immune responses work through different mechanisms. Antibodies can prevent infection by blocking viruses from infecting cells.  In preclinical vaccine studies using repeated rectal challenges with moderate doses of virus, the avidity, or tightness, of antibody binding to the surface envelope glycoprotein of HIV correlates with the prevention of infection (The Journal of Infectious Diseases, 204:164 (2011)).  In high dose challenges that infect all  animals at the first exposure, the avidity of the antibody for envelope glycoprotein correlates with reduced levels of virus replication (Journal of Virology, 83:4102 (2009)).  These results likely reflect the tightly binding antibody both blocking infection as well as tagging the virus and infected cells for destruction.  Our vaccines elicit CD8 T-cells, a type of T-cell that can recognize and kill cells that become infected by virus. CD8 T-cells are important for the control of the virus that has established an infection.  In our therapeutic vaccinations, our vaccines elicit high frequencies of CD8 T-cells with the functional characteristics of CD8 T-cells associated with control of viral infections in individuals termed “elite controllers”.  Elite controllers, who constitute less than 1% of all HIV-infected individuals, enjoy years of disease-free life without the use of drugs.

DNA and MVA as Vaccine Vectors. Both the DNA and MVA vaccines produce virus-like particles containing the three major proteins of HIV.  The virus-like particles cannot cause disease because they were designed with mutated or deleted enzymatic functions that are essential for virus replication.  The virus-like particles display trimeric membrane bound forms of the HIV envelope glycoprotein (Env).  This is important because the natural form of the envelope glycoprotein elicits antibody capable of recognizing incoming virus and blocking infections.  Expression of multiple proteins by the vaccine is important because each protein provides targets for cytotoxic T-cells.  Elicitation of a multi-target T-cell response limits immune escape, just as multi-drug therapies limit drug escape.

Figure 1. Electron micrographs showing the virus-like-particles (VLPs) produced by GeoVax recombinant DNA and recombinant MVA vaccines. For the DNA Prime, VLPs are seen budding from a DNA-expressing cell.  For the MVA boost, fully formed particles as well as a budding particle are shown.  The VLPs display trimeric membrane-bound forms of the viral envelope glycoprotein (Env).  This is an important feature of the vaccine because display of the normal Env means that the antibody elicited by the vaccine can recognize the Env on incoming viruses. The VLPs are immature and are rendered non-infectious by deletion of essential genes and introduction of inactivating mutations in essential viral enzymes.

MVA was selected for use as the live viral component of our vaccines because of its well established safety record and because of the ability of this vector to carry sufficient HIV proteins to produce virus-like particles. MVA was originally developed as a safer smallpox vaccine for use in immune compromised humans.  It was developed by attenuating the standard smallpox vaccine by making over 500 passages of the virus in chicken embryos or chick embryo fibroblasts which resulted in large genomic deletions. These deletions limited the ability of MVA to replicate in human cells, which can cause safety problems, but did not compromise the ability of MVA to grow on avian cells that are used for manufacturing the virus. The deletions also resulted in the loss of immune evasion genes which assist the spread of wild type smallpox infections, even in the presence of human immune responses. MVA was safely administered to over 120,000 people in the 1970s as a smallpox vaccine.

The availability of DNA and MVA vaccine delivery vectors provides GeoVax with the means to use combination vaccines that induce different patterns of T-cell and antibody responses. Specifically, the use of DNA to prime immune responses and MVA to boost immune responses elicits high levels of T-cells and thus could be particularly well-suited for therapeutic uses. Alternatively, the use of MVA to both prime and boost the immune response elicits higher levels of antibodies and therefore could be well-suited for use in prevention.  The DNA prime also facilitates expressing genetic adjuvants, which are co-expressed by the vaccine vector with HIV proteins, at the site of immunization.  This has proven to be particularly effective in our work using GM-CSF as an adjuvant in which a single DNA expresses both virus-like particles and GM-CSF.  By co-expressing GM-CSF and HIV proteins in the DNA vaccine, GM-CSF is present at the site of the HIV vaccination where it enhances the ability of the vaccine to elicit blocking antibodies for the HIV virus.  Blocking antibodies can stop a virus before it infects cells.

Pre-clinical Studies. During the development of our preventive vaccines, preclinical efficacy trials were conducted by vaccinating non-human primates with simian immunodeficiency virus prototypes of our HIV vaccines and then testing them for resistance to simian immunodeficiency virus. The experimental data produced by these trials documented the ability of the simian prototypes of our vaccines to induce immune responses that can prevent infection as well as reduce the levels of viral replication in those animals that become infected.

GeoVax’s research pipeline includes the use of adjuvants together with our DNA/MVA vaccine.  Adjuvants are additives to vaccines that improve vaccine efficacy.  One of these, GM-CSF, a normal human protein that stimulates the first stages of immune responses, has shown particular promise.  When GM-CSF is co-expressed in the DNA prime for the MVA boost, the vaccine achieved 70% prevention of infection with a >90% reduction in the per exposure risk of transmission in a study employing 12 successive weekly exposures to simian immunodeficiency virus, whereas vaccinating in the absence of the co-expressed GM-CSF achieved 25% prevention of infection and a less effective 60% reduction in the per exposure risk of transmission (The Journal of Infectious Diseases 204:164 (2011)).

Survivors from this first series of exposures were rested a year, boosted once with the MVA vaccine, and then exposed to a 2nd series of challenges (Figure 2). Greater than 90% reduction in risk of infection per exposure was achieved against the 2nd series of exposures. Survivors of this 2nd series of exposures were again rested for 6 months and are being exposed to a 3rd series of challenges. Again, 94% reduction in risk of infection per exposure was achieved.  The 1st two series of exposures were to SIVE660, a virus that has neutralization characteristics like viruses undergoing transmission in the current epidemic.  The 3rd series of challenges is with SIV251, a virus that is considered the most potent SIV used in nonhuman primate studies and is an outlier in its high resistance to neutralization.

Figure 2.  Schematic of serial exposures testing vaccine efficacy.  Heavy vertical arrows indicate vaccinations, clusters of thin arrows, serial exposures.  Exposures to virus were rectal to mimic mucosal transmissions.   Protection against the 3rd series of exposures is shown in Figure 3C below.

To our knowledge, the level of protection achieved by the simian prototype for the GeoVax GM-CSF-adjuvanted HIV vaccine is unprecedented and far better than has been achieved with simian prototypes of other vaccines currently in, or slated for efficacy trials (see Figure 3 below).  Figure 3A shows prevention of serial infections by the vaccine currently in efficacy trials that was developed by the NIH Vaccine Research Center.  This vaccine consists of priming with a DNA vaccine and boosting with a recombinant Adenovirus 5 vaccine (DNA/Ad5).  When challenged with SIV251, vaccinated animals were infected more rapidly than the unvaccinated animals.  Figure 3B shows a Johnson and Johnson (Crucell) vaccine developed at Harvard and tested in conjunction with the US military.  This vaccine initially provides some protection, however only 13% of the animals remained protected after 6 exposures to SIV251.  Figure 3C shows data from serial exposures to the simian prototype for the GeoVax GM-CSF-co-expressing vaccine. This vaccine has a 72% per exposure reduction in risk of infection over 12 serial exposures.  We are very pleased with the reduction in risk of infection per exposure that the GeoVax prototype vaccine has achieved.

Figure 3. Comparison of protection against serial exposures to SIV251 induced by vaccines undergoing or slated for efficacy trials.
A. Vaccine consisting of priming with a DNA vaccine and boosting with and adenovirus5 vaccine (Ad5) developed by the NIH Vaccine Research Center and currently in an efficacy trial in North America.
B. Vaccine consisting of priming with an adenovirus 26 vaccine (Ad26) and boosting with an MVA vaccine developed by Harvard and the U.S. Military, owned by Johnson and Johnson (Crucell) and slated for an efficacy trial in South Africa.
C. GeoVax vaccine consisting of priming with a GM-CSF co-expressing DNA and boosting with MVA..

Preventive Vaccine — Phase 1 Human Clinical Trials. All of our preventive vaccination trials in humans have been conducted by the HVTN, a network that is funded and supported by the NIH. The HVTN is the largest worldwide clinical trials network focused on the development and testing of HIV/AIDS vaccines. Figure 4 below summarizes our clinical trials conducted by the HVTN. In our first Phase 1 clinical trial, HVTN 045, our DNA vaccine was tested without MVA boosting to document the safety of the DNA. Our second Phase 1 clinical trial, HVTN 065, was designed to test the combined use of DNA and MVA and consisted of a dose escalation as well as regimen studies. The low dose consisted of 0.3 mg of DNA and 1x107 tissue culture infectious doses (TCID50) of MVA. Once safety was demonstrated for the low dose in 10 participants, the full dose (3 mg of DNA and 1x108 TCID50 of MVA) was administered to 30 participants. A single dose of DNA at time 0 followed by MVA at weeks 8 and 24, a DMM regimen, and three doses of MVA administered at weeks 0, 8 and 24, an MMM regimen, were also tested in 30 participants each. Participants were followed for 12 months to assess vaccine safety and to measure vaccine-induced immune responses.

Data from the HVTN 065 trial again documented the safety of the vaccine products but also showed that the DDMM and MMM regimens induced different patterns of immune responses (Journal of Infectious Diseases 203: 610 (2011)). The full dose DDMM regimen induced higher response rates of CD4+ T-cells (77%) and CD8+ T-cells (42%) compared to the MMM regimen (43% CD4 and 17% CD8 response rates). In contrast, the highest response rates and highest titers of antibodies to the HIV Env protein were induced in the group that received only the MVA using the MMM regimen. Antibody response rates were documented to be higher for the MMM group using three different assays designed to measure total binding antibody levels for an immune dominant portion of the Env protein (27% for DDMM and 75% for MMM), binding of antibodies to the gp120 subunit of the envelope glycoprotein (81% for DDMM and 86% for MMM) and neutralizing antibodies (7% for DDMM and 30% for MMM). The 1/10th dose DDMM regimen induced overall similar T-cell responses but reduced antibody responses while the response rates were intermediate in the DMM group.

Figure 4. Overview of GeoVax human clinical trials supported by HVTN. The efficacy trial is indicated with a dashed line, because it has yet to be assigned a HVTN trial number.

Preventive Vaccine — Phase 2 Human Clinical Trials. Based on the safety and the immunogenicity results in the HVTN 045 and HVTN 065 trials, the full dose DNA/MVA and MVA-only regimens were selected for testing by the HVTN in a Phase 2a trial (designated HVTN 205) which commenced patient enrollment in February 2009.  Because the Merck STEP trial had recently shown the Merck adeno virus vectored vaccine increased patient susceptibility to HIV infection, HVTN undertook the trial in low risk individuals to gain additional safety and immunogenicity data. The HVTN 205 trial is fully enrolled and patient inoculations were completed in January 2012.  We expect study analysis and publication to occur during 2012. Preliminary analysis of data for neutralizing antibody responses have shown elicitation of unexpectedly high response rates for tier 2 isolates of HIV.  In the DNA/MVA regimen, of 46 tested vaccine recipients, 50% responded with neutralizing activity for tier 2 clade B isolate RHPA, 26% with neutralizing antibody for tier 2 clade B isolate SC22.3C2 and 20% with neutralizing activity for 9020.A3 and CH77.  In the MVA-only regimen 72% responded with neutralizing Ab for RHPA and 40% with neutralizing Ab for 9020.A3 and CH77. Neutralizing antibodies can block virus from infecting cells by binding to regions of the virus that mediate entry into cells. The elicitation of neutralizing antibody for tier 2 viruses is an important result because tier 2 viruses represent viruses that undergo the most frequent transmission from an infected person to an uninfected person.

Preventive Vaccine — Adjuvanted Vaccine – Phase 1 to Phase 2b Efficacy Trials . The HVTN is also sponsoring and conducting clinical testing in humans of a new version of our preventive vaccine that has substantially enhanced prevention of infection in non-human primates (see above).  This vaccine co-expresses GM-CSF as an adjuvant and achieved a much higher level of prevention of infection than our unadjuvanted vaccine in non-human primate testing.  Prevention of infection is seen for serial challenges with tested animals being protected against more than 34 challenges administered over two and one-half years in a >3 year vaccine trial.   The co-expressed GM-CSF enhances antibody responses with the enhanced prevention of infection correlating with enhanced tightness of binding of the antibody to the viral envelope glycoprotein that mediates HIV entry into cells. Commencement of Phase 1 clinical testing of the GM-CSF co-expressing vaccine in a trial designated HVTN 094 is expected to begin in April 2012.  The study will be conducted in 48 volunteers and will assess safety and immunogenicity of the adjuvanted vaccine at low-dose and full-dose regimens.  Pending successful outcome of this trial, we expect to carry forward this version of our preventive vaccine into Phase 2b efficacy testing. The Phase 2b trial is anticipated to have approximately 4000 participants equally divided between placebo and vaccine groups and to be conducted in the Americas. GeoVax is currently manufacturing product to support the Phase 2b clinical trial so that progression through the development path can proceed as soon as results are available from Phase 1 testing in HVTN 094.  We have begun conversations with the HVTN regarding protocol development for efficacy testing of the GeoVax vaccine.

Therapeutic Vaccine — Phase 1/2 Human Clinical Trials. To help treat those people who are already infected with HIV, the Company is testing its vaccine for the ability to supplement, or even supplant, the need for antiretroviral therapeutic drugs in HIV-infected individuals. Antiretroviral therapeutic drugs, which are taken for life by individuals once infected with HIV, have side effects and are expensive, costing $12,000 - $15,000 per year (drug cost only, not including physician visits and related costs).  And according to a 2010 study by the CDC, of those individuals in the United States who are diagnosed with HIV, only 35% ultimately achieve stable viral load suppression through drug treatment.  Thus, even in the United States where the availability of drugs and treatment is good, there is still obvious compelling need for therapies that complement drugs.

In 2007-2008, data were generated in three pilot studies on therapeutic vaccination in simian immunodeficiency virus-infected non-human primates. The vaccine used in these pilot studies was specific for simian immunodeficiency virus but with the design features of our HIV/AIDS vaccine. In these pilot studies, conducted at Yerkes National Primate Research Center of Emory University, the immune systems of most infected and then vaccinated animals were able to control the infection.  This control resulted in median levels of viral replication following post vaccination treatment interruption being 100-times lower than the median for viral replication prior to vaccination.

We have received permission from the FDA for a Phase 1/2 clinical trial in HIV-infected individuals and are currently enrolling patients. This initial trial is being conducted in Atlanta, Birmingham, and Los Angeles and will enroll individuals who began successful antiretroviral therapeutic drug treatment within 18 months of a negative HIV-1 antibody test. The primary goals of this clinical trial are to document the safety and immunogenicity of the vaccine using the DDMM regimen in patients with well-controlled infections.  However, vaccine efficacy will be directly assessed through a brief period of anti-retroviral drug cessation. We expect to complete patient enrollment for this Phase 1/2 clinical trial during 2012 and to begin generating data in 2013.

We are also planning a Phase 1 therapeutic clinical trial to investigate the use of our vaccine in combination with standard-of-care drug therapy in young adults.  This trial would be supported by IMPAACT. The NIH has recently prioritized searching for a cure for those individuals who are HIV positive. Because of the mechanisms by which current oral drugs  work, if the virus is in a latent phase these drugs are not effective, thus it is impossible to totally eradicate the virus. Current approaches to a cure include using an effective vaccine and oral medication together to more effectively eradicate virus.   This trial is planned to have two groups of 20 participants, one of which will remain on drugs while being vaccinated and the second of which will remain on drugs but receive placebo.  The participants will be monitored for vaccine-associated reductions in viral reservoirs. This trial has been assigned a clinical study number (P-1082) and, pending successful committee reviews and FDA approvals, should initiate before the end of 2012.

Support from the Government

With the exception of the Phase 1/2 therapeutic trial, all of our Phase 1 human clinical trials, as well as our ongoing Phase 2a clinical trial, have been conducted by the HVTN and funded by NIH.  The HVTN will also support Phase 1 human clinical testing of our GM-CSF adjuvanted vaccine, and we anticipate their support for the Phase 1 therapeutic trial with IMPAACT. Our responsibility for these clinical trials has been to provide sufficient supplies of vaccine materials and technical expertise when necessary.

In September 2007, we were the recipient of an NIH Integrated Preclinical-Clinical AIDS Vaccine Development  grant to support our HIV/AIDS vaccine program, which was subsequently amended such that the total award now totals approximately $20.4 million. The project period for the grant covers a five-year period that commenced October 1, 2007.  Only meritorious HIV/AIDS prevention vaccine candidates are considered to receive an IPCAVD award. Candidate companies are highly scrutinized and must supply substantial positive AIDS vaccine data to support their application. IPCAVD grants are awarded on a competitive basis and are designed to support later stage vaccine research, development and human trials. We are utilizing this funding to further our HIV/AIDS vaccine development, optimization and production, including the GM-CSF adjuvant program.

Regulations

Regulation by governmental authorities in the United States and other countries is a significant factor in our ongoing research and development activities and in the manufacture of our products under development. Complying with these regulations involves a considerable amount of time and expense.

In the United States, drugs are subject to rigorous federal and state regulation. The Federal Food, Drug and Cosmetic Act, as amended, or the FDC Act, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of medications and medical devices. Product development and approval within this regulatory framework is difficult to predict, takes a number of years and involves great expense.  The steps required before a pharmaceutical agent may be marketed in the United States include:

•	pre-clinical laboratory tests, in vivo pre-clinical studies and formulation studies;
•	the submission to the FDA of an IND application for human clinical testing which must become effective before human clinical trials can commence;
•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;
•	the submission of a New Drug Application to the FDA; and
•	FDA approval of the New Drug Application prior to any commercial sale or shipment of the product.

Each of these steps is described further below. In addition to obtaining FDA approval for each product, each domestic manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA’s Good Manufacturing Practices for products, drugs and devices.

Pre-Clinical Testing. Pre-clinical testing includes laboratory evaluation of chemistry and formulation, as well as cell culture and animal studies to assess the safety and potential efficacy of the product. Pre-clinical safety tests must be conducted by laboratories that comply with the FDA’s Good Laboratory Practices, or GLP. The results of pre-clinical testing are submitted to the FDA as part of the IND application and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA.

Clinical Trials. Clinical trials involve the administration of the HIV vaccines to volunteers or to patients under the supervision of a qualified, medically trained principal investigator. Clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the trial, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be conducted under the auspices of an independent institutional review board at the institution where the trial will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In the Phase 1 clinical trial, the initial introduction of the product into healthy human subjects, the vaccine is tested for safety (including adverse side effects) and dosage tolerance. The Phase 2 clinical trial is the proof of principal stage and involves trials in a limited patient population to determine whether the product induces the desired effect (for our vaccines this means immune responses) and to better determine optimal dosage. The continued identification of possible safety risks is also a focus. When there is evidence that the product may be effective and has an acceptable safety profile in Phase 2 clinical trials, Phase 3 clinical trials are undertaken to evaluate clinical efficacy and to test for safety within an expanded patient population. Phase 3 trials are completed using multiple clinical study sites which are geographically dispersed. The manufacturer or the FDA may suspend clinical trials at any time if either believes that the individuals participating in the trials are being exposed to unacceptable health risks.

New Drug Application and FDA Approval Process. The results and details of the pre-clinical studies and clinical trials are submitted to the FDA in the form of a New Drug Application. If the New Drug Application is approved, the manufacturer may market the product in the United States.

International Approval. Whether or not the FDA has approved the drug, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the drug in such countries. The requirements governing the conduct of clinical trials and drug approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval.

Other Regulations. In addition to FDA regulations, our business activities may also be regulated by the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Violations of regulatory requirements at any stage may result in various adverse consequences, including regulatory delay in approving or refusal to approve a product, enforcement actions, including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and/or civil or criminal penalties. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed.

Our Strategy

Our immediate goal is to bring both our preventive and therapeutic HIV/AIDS vaccines into efficacy testing, with the ultimate goal of becoming a leading biopharmaceutical company that develops differentiated products to prevent and treat serious infections, focusing on unmet medical needs. To achieve these strategic goals, we intend to employ the following strategies:

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Focus Our Resources on the Development of Our Therapeutic Vaccine Candidates.  In the near-term, we plan to focus our resources on developing our therapeutic vaccines to show initial proof of efficacy in humans.

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Leverage the Support of Federal Government Agencies for Trials of our Preventive Vaccine.  The NIH and HVTN have been very supportive of our efforts to date in developing our preventive vaccines, and we intend to continue to solicit their assistance and financial support for the efficacy testing of our preventive vaccines.

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Seek the Support of Nongovernmental Organizations.  We also intend to solicit the support of Nongovernmental Organizations (NGOs) toward the development of our vaccine candidates for the versions of the HIV virus prevalent in the developing world.

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Seek Strategic Collaborations to Accelerate the Development of Our Vaccine Candidates to Optimize Economic Returns while Managing Risk.  We intend to establish strategic licenses and collaborations, partnerships, alliances or enter into other transactions in the future with pharmaceutical or biopharmaceutical companies with greater clinical development, manufacturing and commercialization capabilities that we believe can accelerate the development and/or commercialization of our vaccine candidates.

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Seek New Business Opportunities.  We plan to seek out new business development opportunities to potentially expand our technology and product pipeline or to otherwise provide additional revenue sources.

Manufacturing

We do not have the facilities or expertise to manufacture any of the clinical or commercial supplies of any of our products. To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities and in accordance with regulatory standards, either on our own or through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own or through contracts with third parties, such products at a cost or in quantities which are commercially viable.

We currently rely and intend to continue to rely on third-party contract manufacturers to produce vaccines needed for research and clinical trials. We have entered into arrangements with third party manufacturers for the supply of our DNA and MVA vaccines for use in our planned clinical trials. These suppliers operate under the FDA’s Good Manufacturing Practices and similar regulations of the European Medicines Agency. We anticipate that these suppliers will be able to provide sufficient vaccine supplies to complete our currently planned clinical trials. Various contractors are generally available in the United States and Europe for manufacture of vaccines for clinical trial evaluation, however, it may be difficult to replace existing contractors for certain manufacturing and testing activities and costs for contracted services may increase substantially if we switch to other contractors.

Development of Improved Manufacturing Techniques for MVA – The MVA component of our vaccine is currently manufactured in cells that are cultured from embryonated eggs.   This is cumbersome and prone to contamination during the processing of the eggs required to make a large batch of vaccine.  GeoVax has explored a number of approaches to growing MVA in continuous cell lines that can be grown in bioreactors. In this process we have identified a duck stem-cell-derived line (termed EB66), that is proprietary to Vivalis, Ltd, Nantes France. We are currently working with Vivalis on the use of EB66 cells for the growth of our MVA vaccines and are pleased with the results the collaboration is obtaining. We anticipate that by the time process development is complete we will be producing at least 10-times higher titers of virus per ml than we currently achieve.  The U.S. FDA has reviewed our plans for transitioning from MVA growth in egg-derived cells to a continuous cell line.

Competition

There currently is no FDA licensed and commercialized HIV/AIDS vaccine or competitive vaccine available in the world market. However, the market for vaccines that protect against or treat HIV/AIDS is intensely competitive and is subject to rapid and significant technological change. We will have numerous competitors in the United States and abroad, including large companies with substantially greater resources than us. These competitors may develop technologies and products that are more effective or less costly than any of our future technology or products or that could render our technology or products obsolete or noncompetitive.

There are several small and large biopharmaceutical companies pursuing HIV/AIDS vaccine research and development, including Novartis, Sanofi-Aventis and GlaxoSmithKline. Other HIV/AIDS vaccines are in varying stages of research, testing and clinical trials including those supported by the NIH Vaccine Research Center, the U.S. Military, IAVI, the European Vaccine Initiative, and the South African AIDS Vaccine Initiative. Following the reported failure of the vaccine developed by Merck & Co., Inc. in September 2007, Merck & Co., Inc.’s vaccine program and the NIH Vaccine Research Center vaccine program, both of which use Ad5 vectors, were placed on hold. Since then, the NIH Vaccine Research Center product has moved into an experimental Phase 2b clinical trial to learn more about immune responses and AIDS control. This clinical trial has been restricted to individuals who do not have high levels of antibodies to the Ad5 vector used in the vaccine (approximately 50% of U.S. citizens) and to men who are circumcised.

In October 2009, the results from a Phase 3 community-based clinical trial in Thailand using a recombinant canarypox (designated ALVAC and produced by Sanofi Pasteur) as a priming vaccine and a bivalent mixture of the gp120 subunit of Env from HIV clades B and C (produced by VaxGen, Inc. and currently licensed to Global Solutions for Infectious Diseases) as a protein booster vaccine were reported. In this clinical trial, protection against HIV infection at the rate of 31% was reported. This level of protection was significant in a “modified intent to treat” analysis in which the seven participants in the 16,500 person trial who had become infected by the day of the first inoculation were excluded. The results of this clinical trial are encouraging because they represent the first success of an AIDS vaccine in humans and demonstrate that a vaccine can provide protection against HIV infections.

To our knowledge, none of our competitors’ products have been tested in large scale non-human primate trials that have included experimental infection through the rectal site and shown to induce levels of protection or duration of protection comparable to that achieved using experimental prototypes of GeoVax’s vaccines. Furthermore, many of our competitors’ vaccine development programs require vaccine compositions which are more complicated than ours. For these reasons, we believe that it may be possible for our vaccine to compete successfully in the marketplace if licensed.

Overall, the biopharmaceutical industry is competitive and subject to rapid and substantial technological change. Developments by others may render our proposed vaccination technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of the pharmaceutical companies that compete with us have significantly greater research and development capabilities than we have, as well as substantially more marketing, manufacturing, and financial resources. In addition, acquisitions of, or investments in, small pharmaceutical or biotechnology companies by such large corporations could increase their research, financial, marketing, manufacturing and other resources. Competitive technologies may ultimately prove to be safer, more effective or less costly than any vaccine that we develop.

FDA and other regulatory approvals of our vaccines have not yet been obtained and we have not yet generated any revenues from product sales. Our future competitive position depends on our ability to obtain FDA and other regulatory approvals of our vaccines and to license or sell the vaccines to third parties on favorable terms.

Our Intellectual Property

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are described by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, we are pursuing and will continue to pursue patent protection for our proprietary technologies developed through our collaborations with Emory University, the NIH, and the CDC, or developed by us alone. Patent applications have been filed with the U.S. Patent and Trademark Office and in specific international markets (countries). Patent applications include provisions to cover our DNA and MVA based HIV vaccines, their genetic inserts expressing multiple HIV protein components, composition, structure, claim of immunization against multiple subtypes of HIV, routes of administration, safety and other related factors. Patent claims filed for our vaccines include provisions for their therapeutic and prophylactic use against HIV and smallpox.

We are the exclusive, worldwide licensee of a number of patents and patent applications, which we refer to as the Emory Technology, owned, licensed or otherwise controlled by Emory University for HIV or smallpox vaccines pursuant to a License Agreement originally entered into on August 23, 2002 and restated on June 23, 2004, which we refer to as the Emory License. Through the Emory License we are also a non-exclusive licensee of four issued United States patents owned by the NIH related to the ability of our MVA vector vaccine to operate as a vehicle to deliver HIV virus antigens, and also to induce an immune response in humans. The four issued United States patents owned by the NIH expire in 2023. All of our obligations with respect to the NIH-owned MVA patents are covered by the Emory License. In addition to the issued United States patents owned by the NIH, and a recently issued patent owned by Emory University, there are six issued and five pending United States patent applications, 29 issued or pending patents in countries other than the United States. The Emory License expires on the expiration date of the last to expire of the patents licensed thereunder including those that are issued on patents currently pending. We will not know the final termination date of the Emory License until such patents are issued. The Company may terminate the Emory University License upon 90 days’ written notice. The Emory License also contains standard provisions allowing Emory University to terminate upon breach of contract by the Company or upon the Company’s bankruptcy.

The Emory License, among other contractual obligations, requires payments based on the following:
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Milestone Payments.  An aggregate of $3,450,000 is potentially due to Emory University in the future upon the achievement of clinical development and regulatory approval milestones as defined in the Emory License. To date, we have paid a nominal milestone fee upon entering Phase 2 clinical trials for our preventive HIV/AIDS vaccine.

•	Maintenance Fees. The Company has achieved the specified milestones and met its obligations with regard to the related payments, and no maintenance fees are (or will be) owed to Emory University.
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Royalties.  Upon commercialization of products covered by the Emory License, we will owe royalties to Emory University of between 5% and 7.5%, depending on annual sales volume, of net sales made directly by GeoVax. The Emory License also requires minimum annual royalty payments of $3 million in the third year following product launch, increasing annually to $12 million in the sixth year.

•
Sublicense Royalties.  In the event that we sublicense a covered product to a third party, we will owe royalties to Emory University based on all payments, cash or noncash, that we receive from our sublicensees. Those royalties will be 19% of all sublicensing consideration we receive prior to the first commercial sale of a related product. Commencing with the first commercial sale, the royalty owed to Emory University will be 27.5% of all sublicensing consideration we receive.

•
Patent Reimbursements.  During the term of the Emory License we are obligated to reimburse Emory University for ongoing third party costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. The expense associated with these ongoing patent cost reimbursements to Emory University amounted to $249,907, $193,674, and $85,673 for the years ended December 31, 2011, 2010 and 2009, respectively.

We may only use the Emory Technology for therapeutic or prophylactic HIV or smallpox vaccines. Emory University also reserved the right to use the Emory Technology for research, educational and non-commercial clinical purposes. Due to the use of federal funds in the development of the Emory Technology, the U.S. Government has the irrevocable, royalty-free, paid-up right to practice and have practiced certain patents throughout the world, should it choose to exercise such rights.

We are not a party to any litigation, opposition, interference, or other potentially adverse proceeding with regard to our patent positions. However, if we become involved in litigation, interference proceedings, oppositions or other intellectual property proceedings, for example as a result of an alleged infringement or a third-party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial conditions or results of operations. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous if available at all.

We are also the exclusive licensee of five patents from MFD, Inc., which we refer to as the MFD Patents, pursuant to a license agreement dated December 26, 2004 with MFD, Inc., which we refer to as the MFD license agreement, related to certain manufacturing processes used in the production of our vaccines. Pursuant to the MFD license agreement, we obtained a fully paid, worldwide, irrevocable, exclusive license in and to the MFD Patents to use, market, offer for sale, sell, lease and import any AIDS and smallpox vaccine made with GeoVax Technology, as such term is defined in the MFD license agreement, and non-exclusive rights for other products. The term of the MFD license agreement ends on the expiration date of the last to expire of the MFD Patents, one of which expires in 2017. The license granted also extends to any and all current or future customers of GeoVax the right to commercially practice the GeoVax Technology, as such term is defined in the MFD license agreement, or any portion thereof. The license also extends to any and all current or future GeoVax Users, as such term is defined in the MFD license agreement, the right to use any GeoVax Technology, as such term is defined in the MFD license agreement.

In addition to patent protection, we also attempt to protect our proprietary products, processes and other information by relying on trade secrets and non-disclosure agreements with our employees, consultants and certain other persons who have access to such products, processes and information. Under these agreements, all inventions conceived by employees are our exclusive property. Nevertheless, there can be no assurance that these agreements will afford significant protection against misappropriation or unauthorized disclosure of our trade secrets and confidential information.

We cannot be certain that any of the current pending patent applications we have licensed, or any new patent applications we may file or license, will ever be issued in the United States or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents, and may acquire additional patents or proprietary rights relating to products or processes competitive to ours. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous to us, if available at all.

Research and Development

Our expenditures for research and development activities were $4,276,375, $4,793,956, and $4,068,682 during the years ended December 31, 2011, 2010 and 2009, respectively. As our vaccines continue to go through the process to obtain regulatory approval, we expect our research and development costs to continue to increase significantly as even larger human clinical trials proceed in the United States and foreign countries. We have not yet formulated any plans for marketing and sales of any vaccine candidate we may successfully develop. Compliance with environmental protection laws and regulations has not had a material effect on our capital expenditures, earnings or competitive position to date.

Properties and Employees

We lease approximately 8,400 square feet of office and laboratory space located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia under a 62 month lease agreement which began November 1, 2009.  We believe this space is adequate for our current needs. As of March 30, 2012, we had thirteen full-time and one part-time employees.  None of our employees are covered by collective bargaining agreements and we believe that our employee relations are good.

Background and Structure

Our primary business is conducted by our subsidiary, GeoVax, Inc., which was incorporated under the laws of Georgia in June 2001.  The predecessor of our parent company, GeoVax Labs, Inc. (the reporting entity) was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (“Dauphin”).  In September 2006, Dauphin completed a merger (the “Merger”) with GeoVax, Inc.  As a result of the Merger, GeoVax, Inc. became a wholly-owned subsidiary of Dauphin, and Dauphin changed its name to GeoVax Labs, Inc.  Unless otherwise indicated, information for periods prior to the September 2006 merger is that of GeoVax, Inc.  In June 2008, the Company was reincorporated under the laws of Delaware.  We currently do not conduct any business other than GeoVax, Inc.’s business of developing new products for the treatment or prevention of human diseases.  Our principal offices are located in Smyrna, Georgia (metropolitan Atlanta).

Available Information

Our website address is www.geovax.com.  We make available on this website under “Investors – SEC Reports,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the U.S. Securities and Exchange Commission (“SEC”).  We also make available our Code of Ethics on this website under the heading “Investors–Corporate Governance”.  Information contained on our website is not incorporated into this prospectus.

SELECTED FINANCIAL DATA

The following selected financial data are derived from our audited consolidated financial statements.  The historical results presented below are not necessarily indicative of the results to be expected for any future period.  The information set forth below should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and the related notes, beginning on page F-1 of this prospectus.

	Years Ended December 31,
	2011	2010	2009	2008	2007
Statement of Operations Data:
Total revenues (grant income)	$4,899,885	$5,185,257	$3,668,195	$2,910,170	$237,004
Net loss	(2,346,826)	(2,747,328)	(3,284,252)	(3,728,187)	(4,241,796)
Basic and diluted net loss per common share	(0.15)	(0.18)	(0.22)	(0.25)	(0.30)

	As of December 31,
	2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets	$1,645,142	$2,357,834	$4,315,597	$3,056,241	$3,246,404
Total stockholders’ equity	703,607	1,836,226	3,744,232	2,709,819	2,647,866

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the discussion under “Selected Financial Data” and our consolidated financial statements included in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors,” “Forward Looking Statements,” and elsewhere in this prospectus.

Overview

GeoVax is a biotechnology company developing vaccines that prevent and fight HIV/AIDS. We have exclusively licensed from Emory University vaccine technology which was developed in collaboration with the NIH and the CDC.

Our current vaccines under development address the clade B subtype of the HIV virus that is most prevalent in the United States and the developed world.  Our vaccines are being evaluated to determine their potential to (a) prevent HIV infection and (b) to serve as a therapy for individuals who are already infected with HIV.  These vaccines are currently being evaluated in human clinical trials -- both in those infected with HIV and those who are not.

We have neither received regulatory approval for any of our vaccine candidates, nor do we have any commercialization capabilities; therefore, it is possible that we may never successfully derive significant product revenues from any of our existing or future development programs or product candidates.

We expect for the foreseeable future our operations will result in a net loss on a quarterly and annual basis.  As of December 31, 2011, we had an accumulated deficit of $22.6 million.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts the estimates as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2011. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”).  SAB 104 provides guidance in applying U.S. generally accepted accounting principles to revenue recognition issues, and specifically addresses revenue recognition for upfront, non-refundable fees received in connection with research collaboration agreements. Our revenue consists solely of grant funding received from the NIH. Revenue from this arrangement is approximately equal to the costs incurred and is recorded as income as the related costs are incurred.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair-value as calculated by the Black-Scholes option pricing model. The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award.

Liquidity and Capital Resources

At December 31, 2011, we had cash and cash equivalents of $1,167,980 and total assets of $1,645,142, as compared to $1,079,087 and $2,357,834, respectively, at December 31, 2010. Working capital totaled $476,468 at December 31, 2011, compared to $1,080,584 at December 31, 2010.

Sources and Uses of Cash

We are a development-stage company as defined by Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 915,  “Development Stage Entities”  and do not have any products approved for sale. Due to our significant research and development expenditures, we have not been profitable and have generated operating losses since our inception in 2001. Our primary sources of cash are from sales of our equity securities and from government grant funding.

Cash Flows from Operating Activities

Net cash used in operating activities was $303,621, $2,007,169, and $1,425,150 for the years ended December 31, 2011, 2010 and 2009, respectively. Generally, the differences between periods are due to fluctuations in our net losses which, in turn, result from fluctuations in expenditures for our research activities, offset by government grant revenues and net changes in our assets and liabilities.

The costs of conducting all of our human clinical trials to date, except for our ongoing Phase 1/2  therapeutic trial, have been borne by the HVTN, funded by the NIH, with GeoVax incurring costs associated with manufacturing the clinical vaccine supplies and other study support. The HVTN and the NIH are bearing the cost of conducting our ongoing Phase 2a preventive trial and have indicated their support for the planned Phase 1 clinical trial of the GM-CSF adjuvanted version of our vaccine.  We are also having discussions with the HVTN and NIH with regard to the conduct of a planned Phase 2b clinical trial of our preventive vaccine, and we expect the NIH will support this trial as well.  We cannot, however, predict the level of support we will receive from the HVTN or the NIH for any additional clinical trials.

Our operations are partially funded by the IPCAVD grant awarded to us in September 2007 by the NIH to support our HIV/AIDS vaccine program. The project period for the grant covers a five-year period which commenced in October 2007, with an aggregate award of $20.4 million.  As of December 31, 2011, there is approximately $3.9 million of unused grant funds remaining and available for use through August 31, 2012 (the end of the original project period).  The funding we receive pursuant to this grant is recorded as revenue at the time the related expenditures are incurred, and thus partially offsets our net losses.

We are pursuing additional grants from the federal government. However, as we progress to the later stages of our vaccine development activities, government financial support may be more difficult to obtain, or may not be available at all. Therefore, it will be necessary for us to look to other sources of funding in order to finance our development activities.

Cash Flows from Investing Activities

Our investing activities have consisted predominantly of capital expenditures. Capital expenditures for the years ended December 31, 2011, 2010 and 2009, were $11,896, $4,706, and $270,246, respectively, and during 2010, we received $5,580 in proceeds from the sale of equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities was $404,410 for the year ended December 31, 2011, as compared to net cash used by financing activities of $430,402 for 2010, and net cash provided by operating activities of $3,020,000 for 2009. The cash generated by our financing activities during 2011 relates to the sale of our common stock to individual accredited investors in a private placement offering initiated during December 2011.  During January 2012, we received an additional $310,160 from stock sales pursuant to this offering (including $36,800 received in payment of a stock subscription receivable from December 2011).  The net cash used by financing activities during 2010 relates to costs associated with our previous efforts to raised funds.  During 2009, we received $1,500,000 from the exercise of a stock purchase warrant and $1,520,000 from the sale of our common stock pursuant to a stock purchase agreement.

In March 2012, we sold shares of Series A convertible preferred stock to certain institutional investors for an aggregate purchase price of $2.2 million, and five-year Class A warrants to purchase an aggregate of 2,933,333 shares of our common stock at $1.00 per share.  The preferred stock is convertible at any time into shares of our common stock at $0.75 per share (2,933,333 shares in the aggregate), subject to adjustment as provided in the certificate of designation.  We also granted to the investors a one-year additional purchase right, evidenced in the form of Class B warrants to purchase up to 2,933,333 of our common stock for one year with an exercise price of $0.75 per share, and five-year Class C warrants to purchase up to 2,933,333 shares of our common stock at $1.00 per share.  The Class B warrants are immediately exercisable.  The Class C warrants only become exercisable at the time, and to the extent, that the Class B warrants are exercised.

Our capital requirements, particularly as they relate to product research and development, have been and will continue to be significant. We anticipate incurring additional losses for several years as we expand our drug development and clinical programs and proceed into higher cost human clinical trials. Conducting clinical trials for our vaccine candidates in development is a lengthy, time-consuming and expensive process. We will not generate revenues from the sale of our technology or products for at least several years, if at all. For the foreseeable future, we will be dependent on obtaining financing from third parties in order to maintain our operations, including our clinical program. Due to the existing uncertainty in the capital and credit markets, and adverse regional and national economic conditions that may persist or worsen, capital may not be available on terms acceptable to the Company or at all. If we fail to obtain additional funding when needed, we would be forced to scale back or terminate our operations, or to seek to merge with or to be acquired by another company.

Our current working capital combined with the proceeds from the IPCAVD grant awarded from the NIH is currently sufficient to support our planned level of operations into the first quarter of 2013, without giving consideration to the potential proceeds from exercise of the Series A, B or C Warrants.  We anticipate raising additional capital during 2012 or 2013, although there can be no assurance that we will be able to do so. While we believe that we will be successful in obtaining the necessary financing to fund our operations through grants, exercise of options and warrants, and/or other sources, there can be no assurances that such additional funding will be available to us on reasonable terms or at all.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations.

Contractual Obligations

Contractual obligations represent future cash commitments and liabilities under agreements with third parties, and exclude contingent liabilities for which we cannot reasonably predict future payment. Additionally, the expected timing of payment of the obligations presented below is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the timing of receipt of goods or services or changes to agreed-upon terms or amounts for some obligations.

The following table represents our contractual obligations as of December 31, 2011, aggregated by type (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 years
Operating Lease Obligations (1)	$376	$122	$254	$--	$--
Firm Purchase Commitments (2)	$478	$445	$33	$--	$--
Emory University – License Agreement (3)	--	--	--	--	--
Total	$854	$567	$287	$--	$--

(1)
Our operating lease obligations relate to the facility lease for our 8,430 square foot facility in Smyrna, Georgia, which houses our laboratory operations and our administrative offices.  The lease, which was effective November 1, 2009, expires on December 31, 2014.

(2)	Firm purchase commitments relate to contracts for production and testing of our vaccine products, conduct of clinical trials, and other research-related activities.
(3)
Pursuant to the Emory License, we have committed to make potential future milestone and royalty payments which are contingent upon the occurrence of future events.  Such events include development milestones, regulatory approvals and product sales.  Because the achievement of these milestones is currently neither probable nor reasonably estimable, the contingent payments have not been included in the table above or recorded on our Consolidated Balance Sheets.  The aggregate total of all potential milestone payments included in the Emory License (excluding royalties on net sales) is approximately $3.5 million.

As of December 31, 2011, except as disclosed in the table above, we had no other material firm purchase obligations or commitments for capital expenditures and no committed lines of credit or other committed funding or long-term debt. We have employment agreements with our executive officers and a consulting agreement with a member of our Board of Directors, each of which may be terminated with no more than 90 days advance written notice. The table also excludes budgeted expenses under our two Research Agreements with Emory University which are fully reimbursable to us pursuant to the IPCAVD grant from the NIH and cover a period of less than one year.

Net Operating Loss Carryforwards

At December 31, 2011, we had consolidated net operating loss carryforwards for income tax purposes of $71.3 million, which will expire in 2012 through 2031 if not utilized. Approximately $55.8 million of our net operating loss carryforwards relate to the operations of our predecessor, Dauphin Technology, Inc. prior to the 2006 merger between Dauphin Technology, Inc. and GeoVax, Inc. We also have research and development tax credits of approximately $764,000 available to reduce income taxes, if any, which will expire in 2022 through 2031 if not utilized. The amount of net operating loss carryforwards and research tax credits available to reduce income taxes in any particular year may be limited in certain circumstances. Based on an assessment of all available evidence including, but not limited to, our limited operating history in our core business and lack of profitability, uncertainties of the commercial viability of our technology, the impact of government regulation and healthcare reform initiatives, and other risks normally associated with biotechnology companies, we have concluded that it is more likely than not that these net operating loss carryforwards and credits will not be realized and, as a result, a 100% deferred tax valuation allowance has been recorded against these assets.

Results of Operations

Net Loss

We recorded net losses of $2,346,826, $2,747,328, and $3,284,252 for the years ended December 31, 2011, 2010 and 2009, respectively. Our operating results typically fluctuate due to the timing of activities and related costs associated with our vaccine research and development activities and our general and administrative costs, as described in more detail below.

Grant Revenue

We recorded grant revenues of $4,899,885, $5,185,257, and $3,668,195 for the years ended December 31, 2011, 2010 and 2009, respectively.  Grant revenues for all three years relate to our IPCAVD grant, except that 2010 includes $244,479 related to our receipt of a Qualified Therapeutic Discover Program (QTDP) grant.  During 2007, we were awarded the IPCAVD grant by the NIH to support our HIV/AIDS vaccine program.  The project period for the grant covers a five-year period which commenced in October 2007, with an aggregate award of $20.4 million.  As of December 31, 2011, there is approximately $3.9 million of unused grant funds remaining and available for use through August 31, 2012 (the end of the original project period).

Research and Development

Our research and development expenses were $4,276,375, $4,793,956, and $4,068,682 for the years ended December 31, 2011, 2010 and 2009, respectively. Research and development expense for these periods includes stock-based compensation expense of $179,400, $206,501, and $304,654 for 2011, 2010 and 2009, respectively (see discussion under “Stock-Based Compensation Expense” below).  Our research and development costs do not include costs incurred by HVTN in conducting trials of GeoVax vaccines.

Our research and development expenses can fluctuate considerably on a period-to-period basis, depending on our need for vaccine manufacturing by third parties, the timing of expenditures related to our IPCAVD grant from the NIH, and the timing of costs associated with clinical trials being funding directly by us.  Our Phase 2a clinical trial for our preventive vaccine is being conducted and funded by the HVTN, but we are responsible for the manufacture of vaccine product to be used in the trial, and we are not currently receiving any government support for the Phase 1 clinical trial of our therapeutic vaccine.  We cannot predict the level of support we may receive from HVTN or other federal agencies (or divisions thereof) for our future clinical trials.  We expect that our research and development costs, including costs of conducting clinical trials for our therapeutic vaccine not currently being supported by HVTN, will continue to increase during 2012 and beyond as we progress through the human clinical trial process leading up to possible product approval by the FDA.

Since our inception, all of our research and development efforts have been focused on development of our HIV/AIDS vaccines, which we have managed and evaluated to date as a single project.  Upon receipt of the IPCAVD grant in late 2007, we began incurring additional costs associated with the grant, and reallocated personnel and other internal resources toward activities supported by the grant.  The table below summarizes our research and development expenses for each of the years in the three year period ended December 31, 2011. The amounts shown related to the IPCAVD grant represent all direct costs associated with the grant activities, including salaries and personnel-related expenses, supplies, consulting, contract services and travel. The remainder of our research and development expense is allocated to our general HIV/AIDS vaccine program.

R&D Project	2011	2010	2009
IPCAVD Grant – Vaccine Adjuvants	$3,015,812	$3,385,193	$2,772,397
DNA/MVA Vaccines – HIV/AIDS	1,260,563	1,408,763	1,296,285
Total Research and Development Expense	$4,276,375	$4,793,956	$4,068,682

Our vaccine candidates still require significant, time-consuming and costly research and development, testing and regulatory clearances. Completion of clinical development will take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a product candidate. The cost of the ongoing Phase 2a clinical trial for our preventive vaccine is being funded by the HVTN, but we cannot be certain whether the HVTN or any other external source will provide funding for further development. We intend to seek government and/or third party support for future clinical human trials, but there can be no assurance that we will be successful. The duration and the cost of future clinical trials may vary significantly over the life of the project as a result of differences arising during development of the human clinical trial protocols, including, among others:
•	the number of patients that ultimately participate in the clinical trial;
•	the duration of patient follow-up that seems appropriate in view of the results;
•	the number of clinical sites included in the clinical trials; and
•	the length of time required to enroll suitable patient subjects.

Due to the uncertainty regarding the timing and regulatory approval of clinical trials and pre-clinical studies, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. From time to time, we will make determinations as to how much funding to direct to these programs in response to their scientific, clinical and regulatory success, anticipated market opportunity and the availability of capital to fund our programs.

In developing our product candidates, we are subject to a number of risks that are inherent in the development of products based on innovative technologies. For example, it is possible that our vaccines may be ineffective or toxic, or will otherwise fail to receive the necessary regulatory clearances, causing us to delay, extend or terminate our product development efforts. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase which, in turn, could have a material adverse effect on our results of operations and cash flows. Because of the uncertainties of clinical trials, estimating the completion dates or cost to complete our research and development programs is highly speculative and subjective. As a result of these factors, we are unable to accurately estimate the nature, timing and future costs necessary to complete the development of our product candidates. In addition, we are unable to reasonably estimate the period when material net cash inflows could commence from the sale, licensing or commercialization of such product candidates, if ever.

General and Administrative Expense

Our general and administrative expenses were $2,972,555, $3,162,134, and $2,914,845 for the years ended December 31, 2011, 2010 and 2009, respectively. General and administrative costs include officers’ salaries, legal and accounting costs, patent costs, amortization expense associated with intangible assets, and other general corporate expenses. General and administrative expense includes stock-based compensation expense of $593,597, $544,031, and $994,011 for 2011, 2010 and 2009, respectively (see discussion under “Stock-Based Compensation Expense” below). We expect that our general and administrative costs may increase in the future in support of expanded research and development activities and other general corporate activities.

Stock-Based Compensation Expense

We recorded total stock-based compensation expense of $772,997, $750,532, and $1,298,665 during the years ended December 31, 2011, 2010 and 2009, respectively, which was allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted. In addition to amounts related to the issuance of stock options to employees, the figures include amounts related to common stock and stock purchase warrants issued to consultants and non-employee directors. For the three years ended December 31, 2011, stock-based compensation expense was allocated as follows:

	2011	2010	2009
General and administrative expense	$593,597	$544,031	$994,011
Research and development expense	179,400	206,501	304,654
Total stock option expense	$772,997	$750,532	$1,298,665

Other Income

Interest income was $2,219, $23,505, and $31,080 for the years ended December 31, 2011, 2010 and 2009, respectively. The variances between years are primarily attributable to the cash available for investment and to interest rate fluctuations.

Impact of Inflation

For the three year period ended December 31, 2011, we do not believe that inflation and changing prices had a material impact on our operations or on our financial results.

Off-Balance Sheet Arrangements

We have not entered into off-balance sheet financing arrangements, other than operating leases.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is limited primarily to interest income sensitivity, which is affected by changes in the general level of United States interest rates, particularly because a significant portion of our investments are in short-term debt securities issued by the U.S. government and institutional money market funds. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income received without significantly increasing risk. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any derivative financial instruments or foreign currency instruments.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Current Position
David A. Dodd (1)(2)	62	Chairman of the Board of Directors
Robert T. McNally, Ph.D.	64	President and Chief Executive Officer, Director
Mark W. Reynolds, CPA	50	Chief Financial Officer and Corporate Secretary
Harriet L. Robinson, Ph.D.	74	Chief Scientific Officer, Director
Steven S. Antebi (1)(3)	68	Director
Dean G. Kollintzas (1)(2)(3)	38	Director
John N. Spencer, Jr. CPA (2)(3)	71	Director
___________________
(1)	Member of the Compensation Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Audit Committee of the Board of Directors.

David A. Dodd.  Mr. Dodd joined the Board of Directors in March 2010 and became Chairman of our Board of Directors on January 1, 2011. He is the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009.  Mr. Dodd is also the Chief Executive Officer of VaxyGen Holdings, LLC, a group of companies providing bio-assay and biopharmaceutical manufacturing services, and which holds exclusive rights to commercialize the Serum Institute of India’s vaccine products in North America and the European Union.  He has more than 35 years of executive experience in the healthcare industry. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive officer and Chairman of BioReliance Corporation, an organization that provided biological safety testing, viral clearance testing, genetic and mammalian technology testing and laboratory animal diagnostic services testing. From October 2006 to April 2009, he served as non-executive chairman of Stem Cell Sciences Plc. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation (Nasdaq: SERO) before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For five years prior to his employment by Serologicals Corporation, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. The Board of Directors concluded Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Robert T. McNally, Ph.D.  Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was a co-founder and Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. He has over 34 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, serves on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a trade association. Dr. McNally graduated with a Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his intimate involvement with the Company’s ongoing operations as its President and Chief Executive Officer.

Mark W. Reynolds, CPA  Mr. Reynolds joined the Company on a part-time basis in October 2006 as Chief Financial Officer and Corporate Secretary, becoming a full-time employee in January 2010. From 2003 to 2006, before being named Chief Financial Officer of GeoVax Labs, Inc., Mr. Reynolds provided financial and accounting services to GeoVax, Inc. as an independent contractor. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for Health Watch Systems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds was first Controller and later Chief Financial Officer and Corporate Secretary of CytRx Corporation, a publicly-held biopharmaceutical company. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and earned a masters of accountancy degree from the University of Georgia.

Harriet L. Robinson, Ph.D.  Dr. Robinson joined the Company as Senior Vice President, Research and Development on a part-time basis in November 2007 and on a full-time basis in February 2008, and was elected to the Board of Directors in June 2008. She is a co-founder of GeoVax, Inc. and has served as chief of its scientific advisory board since formation of the company in 2001. From 1999 to February 2008, Dr. Robinson served as the Asa Griggs Candler Professor of Microbiology and Immunology at Emory University in Atlanta, Georgia, and from 1998 to February 2008 as Chief, Division of Microbiology and Immunology, Yerkes National Primate Center and Professor at the Emory University School of Medicine. She was Professor, Department of Microbiology & Immunology, at the University of Massachusetts Medical Center from 1988 to 1997 and Staff, then Senior, then Principal Scientist at the University of Massachusetts Worcester Foundation for Experimental Biology from 1977 to 1987. Dr. Robinson received a bachelor of arts degree from Swarthmore College and M.S. and Ph.D. degrees from the Massachusetts Institute of Technology. The Board of Directors has concluded that Dr. Robinson should serve on its Board of Directors by virtue of her extensive knowledge of the Company’s technology as its scientific founder.

Steven S. Antebi.  Mr. Antebi joined the Board of Directors in March 2010. During the last five years, he has served as President of Maple Capital Management, a fund focusing on debt and equity investments in North America (May 2007 to present), President and Chief Executive Officer of Galileo Partners LLC (2006 to present), and President of Blue and Gold Enterprises Inc. (2002-2009), funds that invest in registered direct investments, PIPE transactions, private placements, and open market equity transactions. Prior to that, he served for twenty years in various senior positions at Bear Stearns and Company, including institutional sales, trading the firm’s capital in the over the counter market, syndicate distribution, and outside investment banking. He has served as a member of the Board of Governors of Cedars Sinai Medical Center in Los Angeles, California, one of the largest hospital/research centers in the world, for over ten years. Mr. Antebi is also the Chairman of the Board of the Royalty Review Council, a company doing royalty accounting for web casting and digital media; a co-founder and Chairman of the Board of Crunch Digital, a provider of business intelligence services for the music industry; and a member of the Advisory Board of MediaPass, a provider of subscription services for online publishers. The Board of Directors concluded that Mr. Antebi should serve on the Board of Directors because of his substantial experience in finance and his experience in healthcare and technology.

Dean G. Kollintzas.  Mr. Kollintzas joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. Mr. Kollintzas received a microbiology degree from the University of Illinois and a J.D. from Franklin Pierce Law Center. He is a member of the Wisconsin and American Bar Associations.  Since 2004, Mr. Kollintzas has also owned and operated a restaurant in Joliet, Illinois called The Metro Grill. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors by virtue of his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

John N. (Jack) Spencer, Jr., CPA  Mr. Spencer joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young LLP where he spent more than 38 years until he retired in 2000. Mr. Spencer also serves as a director MRI Interventions, Inc., a medical device company, where he also chairs the audit committee, and served as a director of Firstwave Technologies (Nasdaq: FSTW) from November 2003 until April 2009. He also serves as a consultant to various companies primarily relating to financial accounting and reporting matters. Mr. Spencer received a bachelor of science degree from Syracuse University, and he earned an M.B.A. degree from Babson College. He also attended the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young LLP where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies, together with his continuing expertise as a director of, and a consultant to, other publicly owned and privately held companies.

Compensation Committee Interlocks and Insider Participation

During 2011, Mr. Antebi, Mr. Dodd, and Mr. Kollintzas served on our Compensation Committee. None of these individuals were officers or employees of the Company or any of its subsidiaries during the fiscal year ended December 31, 2011, nor at any time prior thereto.  During the fiscal year ended December 31, 2011, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of the Company’s executive officers served on the compensation committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

The tables and disclosures that follow set forth the compensation and certain other information with respect to our “Named Executive Officers”. The Named Executive Officers for 2011 include our chief executive officer and the two other most highly compensated individuals who were serving as executive officers as of December 31, 2011. Our Named Executive Officers for 2011 were:

•	Robert T. McNally, Ph.D., President and Chief Executive Officer
•	Mark W. Reynolds, Chief Financial Officer
•	Harriet L. Robinson, Ph.D., Chief Scientific Officer

Employment Agreements

Robert T. McNally.  On March 20, 2008, GeoVax entered into an employment agreement with Robert T. McNally, Ph.D. to become our President and Chief Executive Officer effective April 1, 2008. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $200,000 to Dr. McNally, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. McNally is eligible for grants of awards from our 2006 Equity Incentive Plan (the “Plan”) and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Dr. McNally at least 30 days prior notice of the termination and one week of severance pay for each full year of service as President and Chief Executive Officer ($15,865 as of December 31, 2011, paid as salary continuance). Dr. McNally may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Mark W. Reynolds.  On February 1, 2008, GeoVax entered into an amended and restated employment agreement with Mark W. Reynolds, our Chief Financial Officer. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $115,000 to Mr. Reynolds, which was increased to $150,000 by the Compensation Committee and the Board of Directors effective January 1, 2009, commensurate with an increased time commitment provided by Mr. Reynolds (50% to 75%). The employment agreement was again amended and restated, effective January 1, 2010, to reflect a further adjustment for Mr. Reynolds time commitment (from 75% to 100%) together with a base salary increase to $212,600. The Board of Directors may also approve the payment of a discretionary bonus annually. Mr. Reynolds is eligible for grants of awards from our Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Mr. Reynolds at least 30 days prior notice of the termination and one week of severance pay for each full year of service as Chief Financial Officer ($20,442 as of December 31, 2011, paid as salary continuance). Mr. Reynolds may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Harriet L. Robinson.  On November 19, 2007, GeoVax entered into an employment agreement with Harriet L. Robinson, our Chief Scientific Officer. The employment agreement has no specified term. The employment agreement provided for an initial base salary of $250,000 to Dr. Robinson, subject to periodic increases as determined by the Compensation Committee. Dr. Robinson initially worked part-time for the Company, and became a full-time employee in February 2008. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Robinson is eligible for grants of awards from our Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Dr. Robinson at least 30 days prior notice of the termination and one week of severance pay for each full year of service ($20,442 as of December 31, 2011, paid as salary continuance). Dr. Robinson may terminate the employment agreement at any time by giving us 60 days notice. In that event, she would not receive severance.

In October 2006 GeoVax Labs, Inc. and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer.  Pursuant to these agreements, we have agreed to indemnify them to the full extent permitted by Illinois and Georgia law against certain liabilities incurred by these individuals in connection with specified proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful.  The agreements also provide for the advancement of expenses to these individuals subject to specified conditions.

Potential Payments Upon Change-in-Control

Our 2006 Equity Incentive Plan contains provisions that could lead to an accelerated vesting of options or other awards.  In the event of certain change-in-control transactions described in the Plan, (i) outstanding options or other awards under the Plan may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to Plan participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property.

In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the Plan will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plan will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines.  If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee.  Subject to any greater rights granted to Plan participants under the Plan, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

If the Company experienced a change-in-control transaction described in the Plan on December 31, 2011, the value of accelerated options for each Named Executive Officer, based on the difference between $0.91, the closing price of our common stock on the over-the-counter bulletin board on December 30, 2011, and, if lower, the exercise price per share of each option for which vesting would be accelerate for each Named Executive Officer, would be as follows: Dr. McNally - $-0-; Mr. Reynolds - $-0-; and Dr. Robinson - $-0-.

Additionally, our employment agreements with each Named Executive Officer provide for payment to each Named Executive Officer if we terminate such Named Executive Officer’s employment without cause.  If each Named Executive Officer was terminated without cause on December 31, 2011, the following amounts, which represent one week of pay for each full year of service to the Company, would be payable to each Named Executive Officer as salary continuance under the terms of such Named Executive Officer’s employment agreement:  Dr. McNally - $10,577; Mr. Reynolds - $16,354; and Dr. Robinson - $15,332; .

Summary Compensation Table

The following narrative, table, and footnotes set forth information concerning the total compensation earned during the fiscal years ended December 31, 2011 and 2010 by our Named Executive Officers.  The individual components of the total compensation reflected in the table are broken out as follows:

Salary.  Base salary earned during 2011 and 2010.  The terms of the Employment Agreements governed the base salaries for Dr. McNally, Mr. Reynolds, and Dr. Robinson.

Bonus.  The amount of cash bonuses paid during 2011 and 2011.  No bonuses were paid to Dr. McNally, Mr. Reynolds, or Dr. Robinson during these periods.

Option Awards.  The awards disclosed under the heading “Option Awards” consist of the aggregate grant date fair value of the stock option grants during 2011 and 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).  For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 6 to our 2011 consolidated financial statements contained elsewhere in this prospectus.

All Other Compensation.  The amounts include under “All Other Compensation” are described in the footnotes to the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Robert T. McNally President and Chief Executive Officer	2011 2010	$275,000 275,000	$ - -	$ 23,610 (1) 17,600 (2)	$9,800 9,800	$308,410 302,400
Mark W. Reynolds Chief Financial Officer	2011 2010	212,600 212,600	- -	19,675 (3) 17,600 (2)	8,504 1,063	240,779 231,263
Harriet L. Robinson Chief Scientific Officer	2011 2010	265,750 265,750	- -	19,675 (3) 17,600 (2)	9,800 9,800	295,225 293,150

(1)
Grant date fair value of stock option grant on December 30, 2011 for 30,000 shares with an exercise price of $0.91 per share, vesting over a three-year period.  As of March 30, 2012, none of these shares have vested and are exercisable.

(2)
Grant date fair value of stock option grant on December 10, 2010 for 10,000 shares with an exercise price of $1.98 per share, vesting over a three-year period.  As of March 30, 2012, 3,333 of these shares have vested and are exercisable.

(3)
Grant date fair value of stock option grant on December 30, 2011 for 25,000 shares with an exercise price of $0.91 per share, vesting over a three-year period.  As of March 30, 2012, none of these shares have vested and are exercisable.

(4)	Amounts shown in the “All Other Compensation” column represent employer contributions to the Company’s 401(k) retirement plan.

Outstanding Equity Awards at Fiscal Year-End

GeoVax has awarded stock options to its senior management and other employees.  The terms of these awards typically provide for vesting over a defined period of time, generally three years.  The options expire if not exercised within ten years from the date of grant.  The Company does not have a formula for determining stock option awards.  Awards are generally based on the subjective judgment of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment.

The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers that were outstanding as of December 31, 2011.

Option Awards
Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert McNally	- 3,333 6,667 10,000 48,000 10,000 26,400	30,000 (1) 6,667 (2) 3,333 (3) - - - -	$ 0.91 1.98 7.00 5.50 8.50 8.05 17.75	12/30/21 12/10/20 12/2/19 12/11/18 6/17/18 12/5/17 3/14/17
Mark Reynolds	- 3,333 6,667 10,000 10,000 36,000	25,000 (1) 6,667 (2) 3,333 (3) - - -	0.91 1.98 7.00 5.50 8.05 17.75	12/30/21 12/10/20 12/2/19 12/11/18 12/5/17 3/14/17
Harriet Robinson	- 3,333 6,667 10,000 177,912	25,000 (1) 6,667 (2) 3,333 (3) - -	0.91 1.98 7.00 5.50 2.024	12/30/21 12/10/20 12/2/19 12/11/18 2/5/14

(1)	These stock options vest and become exercisable in three equal installments on December 30, 2012, 2013 and 2014.
(2)	These stock options vest and become exercisable in two equal installments on December 10, 2012 and 2013.
(3)	These stock options vest and become exercisable on December 2, 2012.

Other Benefits Provided to Executive Officers

Dr. McNally, Mr. Reynolds and Dr. Robinson are eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.  GeoVax participates in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third party service provider; and the Company contributes to the 401k Plan on behalf of all its eligible employees based upon the same matching formula.  The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of the Company’s matching contributions to the 401(k) accounts of these executive officers. Executive officers did not receive any other perquisites or other personal benefits or property from the Company or any other source.  The Company has also entered into indemnification agreements with certain executive officers as discussed as “Directors and Executive Officers.”

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2011 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	(3)(4) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven S. Antebi	$23,600	$-	$19,675	$-	$-	$-	$43,275
David A. Dodd	43,750	-	19,675	-	-	-	63,425
Donald G. Hildebrand (1)	7,500	-	-	-	-	24,000	31,500
Dean G. Kollintzas	26,900	-	19,675	-	-	-	46,575
Robert T. McNally (2)	-	-	-	-	-	-	-
Harriet L. Robinson (2)	-	-	-	-	-	-	-
John N. Spencer, Jr.	33,450	-	19,675	-	-	-	53,125

(1)
Mr. Hildebrand served as a director until our August 16, 2011 annual meeting of stockholders.  He now serves as Chairman Emeritus in an advisory role and not as a director or as an executive officer.  The amount shown in the “All Other Compensation” column represents the amount paid to Mr. Hildebrand for the year ended December 31, 2011 pursuant to his consulting agreement with the Company.  See “Certain Relationships and Related Transactions – Consulting Agreement with Donald Hildebrand.”

(2)
Dr. McNally and Dr. Robinson, who were employees of the Company during the fiscal year ended December 31, 2011, received no compensation for their service as directors. All amounts related to their compensation as Named Executive Officers during the fiscal year ended December 31, 2011 and prior years are included in the “Summary Compensation Table”.

(3)
Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.  For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 6 to our 2011 consolidated financial statements contained elsewhere in this prospectus.  On December 30, 2011, Messrs. Antebi, Dodd, Kollintzas and Spencer were each granted options to purchase 25,000 shares of our common stock, with an exercise price of $0.91 per share.

(4)	The table below shows the aggregate numbers of option awards outstanding for each non-employee director as of December 31, 2011.

Name	Aggregate Option Awards Outstanding as of December 31, 2011 (#)
Steven S. Antebi	61,400
David A. Dodd	61,400
Dean G. Kollintzas	91,400
John N. Spencer, Jr.	91,400

Director Compensation Plan

In March 2007, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” It was subsequently amended in March 2008, December 2009, and in December 2010. The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees

For 2011, each non-employee director received an annual retainer of $5,000 (paid quarterly) for service as a member of the Audit Committee and $3,300 for service as a member of the Compensation Committee. The Chairman of the Audit Committee received an annual retainer of $9,000, and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee received an annual retainer of $6,000.  These retainers were also paid quarterly. Non-employee directors also received fees for each Board of Directors or Committee meeting attended as follows: $3,000 for in person Board of Directors meetings and $1,500 for telephonic Board of Directors meetings, $1,000 per Committee meeting chaired, and $500 per Committee meeting attended as a non-chair member.  Mr. Dodd, the non-employee Chairman of the Board during 2011, received an annual retainer of $30,000 (paid quarterly) and was not entitled to additional fees for Board meetings attended, but did receive additional fees for committees on which he serves.

Stock Option Grants

Each of our current non-employee directors received a grant of options to purchase 26,400 shares of common stock on the date that such non-employee director was first elected or appointed. We currently do not have a formula for determining annual stock option grants to directors (upon their re-election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2011, upon a recommendation of the Compensation Committee, the Board of Directors approved an annual stock option grant of 25,000 shares to its non-employee members.

Expense Reimbursement

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and any of our directors, officers, principal stockholders or any of their respective affiliates, associates or related parties, other than transactions with officers which are covered by the duties of the Compensation Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will discuss the transaction with management and will consider all relevant facts and circumstances available to it including:

•	whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;
•	whether there are demonstrable business reasons for the Company to enter into the transaction;
•	whether the transaction would impair the independence of a non-employee director; and
•
whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

These policies are in writing and included in the Company’s minute book.

Our Board of Directors has made the following findings and adopted the following policies (in writing) regarding related party transactions:
•
The Company has not made and will not make loans or loan guarantees on behalf of any director, officer, beneficially owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions.

•
The Company has not engaged and will not engage in material transactions with any director, officer, beneficial owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions, except as described below or as otherwise approved by our Audit Committee consistent with the policies and procedures described below.

•	The Company will make any future material affiliated transactions on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties.
•	A majority of the Company’s Audit Committee will approve all future material transactions.
•	The Company’s officers, directors, and counsel will:
•	consider their due diligence and assure that there is a reasonable basis for these representations, and
•	consider whether to embody the representations in the issuer’s charter or bylaws.

Consulting Agreement with Donald Hildebrand

In March 2008, we entered into a consulting agreement with Donald Hildebrand, our former Chairman of the Board of Directors, President and Chief Executive Officer, pursuant to which Mr. Hildebrand provides business and technical advisory services to the Company.  Mr. Hildebrand served as a director until August 16, 2011, and is the beneficial owner of more than 5% of our common stock.  The term of the consulting agreement, as amended, began on April 1, 2008 and ends on December 31, 2012.  During 2011, 2010 and 2009, Mr. Hildebrand received $24,000, $57,600, and $57,600, respectively, for his services pursuant to the consulting agreement. We also paid Mr. Hildebrand’s medical and dental coverage during 2009.

Transactions with Emory University

Emory University is a significant stockholder of the Company, and our primary product candidates are based on technology rights subject to a license agreement with Emory University, which we refer to as the Emory License. The Emory License, among other contractual obligations, requires payments based on milestone achievements, royalties on sales by the Company or on payments to the Company by our sublicensees, and payment of maintenance fees in the event certain milestones are not met within the time periods specified in the Emory License. We may terminate the Emory License upon 90 days prior written notice. In any event, the Emory License expires on the date of the latest expiration date of the underlying patents. We are also obligated to reimburse Emory University for certain ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. The expense associated with these ongoing patent reimbursements to Emory University amounted to $249,907, $193,674, and $85,673 for the years ended December 31, 2011, 2010, and 2009, respectively.

Through November 2009, we leased office and laboratory space on a month-to-month basis from Emtech Biotechnology Development, Inc., a related party associated with Emory University. Rent expense associated with this lease totaled $43,112 for the year ended December 31, 2009.

We have entered into two research agreements with Emory University for the purpose of conducting research and development activities associated with our IPCAVD grant from the NIH. During the years ended 2011, 2010 and 2009, we recorded $1,172,758, $1,391,203, and $816,651, respectively, of expense associated with these contracts. All amounts paid to Emory under these agreements are reimbursable to us pursuant to the IPCAVD grant from the NIH.

Other Transactions

In December 2011 and January 2012, members of our management and Board of Directors participated in a private placement offering of units of our common stock and warrants.  Each unit, which was priced at $0.67 per unit, consisted of one share of our common stock and a five-year warrant to purchase 1.5 shares at $1.00 per share.  The purchases by management and members of our Board of Directors were as follows: Dr. McNally $20,000 (29,850 units); Dr. Robinson $100,000 (149,254 units); Mr. Dodd $75,040 (112,000 units); Mr. Reynolds $20,100 (30,000 units); Mr. Spencer $10,000 (14,925 units); Mr. Kollintzas $10,000 (14,925 units); and Mr. Antebi $20,100 (30,000 units).

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 30, 2012 by (1) each director; (2) each of our Named Executive Officers; (3) all executive officers and directors as a group; and (4) each additional person who is known by us to beneficially own more than 5% of our common stock.  Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Directors and Executive Officers:
Steven S. Antebi (3)	87,133	*
David A. Dodd (4)	307,858	1.8%
Dean G. Kollintzas (5)	93,712	*
Robert T. McNally (6)	191,379	1.1%
Mark W. Reynolds (7)	146,999	*
Harriet L. Robinson (8)	1,623,018	9.4%
John N. Spencer, Jr. (9)	107,412	*
All executive officers and directors as a group (7 persons) (10)	2,557,511	14.3%
Other 5% Stockholders:
Emory University (11)	4,621,405	27.4%
Donald G. Hildebrand (12)	1,071,400	6.4%
Welch & Forbes LLC (13)	1,503,523	8.9%
___________
* Less than 1%

(1)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.
(2)
This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 16,850,610 shares of common stock outstanding as of March 30, 2012.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 30, 2012, are deemed outstanding.

(3)	Includes options and warrants to purchase 57,133 shares of common stock exercisable within 60 days of March 30, 2012.
(4)	Includes options and warrants to purchase 180,133 shares of common stock exercisable within 60 days of March 30, 2012.
(5)	Includes options and warrants to purchase 78,787 shares of common stock exercisable within 60 days of March 30, 2012.
(6)	Includes options and warrants to purchase 149,174 shares of common stock exercisable within 60 days of March 30, 2012.
(7)	Includes options and warrants to purchase 110,999 shares of common stock exercisable within 60 days of March 30, 2012.
(8)
Dr. Robinson shares voting and investment power over 1,051,972 shares with Welch & Forbes LLC, whose ownership is described below.  Includes options and warrants to purchase 421,792 shares of common stock exercisable within 60 days of March 30, 2012.

(9)	Includes options and warrants to purchase 78,777 shares of common stock exercisable within 60 days of March 30, 2012.
(10)
Includes warrants to purchase 1,076,805 shares of common stock exercisable within 60 days of March 30, 2012.  Mr. Spencer shares voting and investment power with his spouse with respect to 28,625 shares and a warrant for 22,388 shares which are owned jointly by them.

(11)
The address for this stockholder is Administration Building, 201 Dowman Drive, Atlanta, Georgia 30322.  Ownership information has been derived from this stockholder’s SEC filing on Form 4 filed on January 29, 2010.

(12)	The address for the stockholder is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080
(13)
The address for this stockholder is 45 School Street, Boston, Massachusetts 02108.  This stockholder shares voting and investment power with respect to all of these shares.  Includes 1,051,972 shares held by Dr. Robinson.  Ownership information has been derived from this stockholder’s Schedule 13G filed January 6, 2012.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 11,733,332 shares that are issuable to the selling stockholders. The number of shares is subject to adjustment as described at “Description of Securities.”  The common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement Transaction

On March 21, 2012, we completed a private placement transaction and issued to a total of 2,200 shares of Series A convertible preferred stock, with a stated value of $1,000 per share and a conversion price of $0.75, to three accredited investors.  Each share of Series A convertible preferred stock is convertible into 1,333.33 shares of our common stock.  Each purchaser of a share of Series A convertible preferred stock also acquired a Series A, a Series B, and a Series C Warrant to purchase a share of our common stock.  The Series A convertible preferred shares and related warrants were issued in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Selling Stockholders

The table below, which was prepared based on information supplied to us by the selling stockholders, sets forth information regarding the beneficial ownership of outstanding shares of our common stock owned by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Each of the selling stockholders, or their respective transferees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when, in what amount, or at what specific prices the selling stockholders may offer their shares for sale under this prospectus, if any.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of Series A convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of March 30, 2012 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 16,850,610 shares of our common stock outstanding as of March 30, 2012.

Unless otherwise indicated and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

Selling Stockholder Name	Beneficial Ownership Prior to this Offering (1), (2)		Shares that may be Offered and Sold Hereby (2)	Beneficial Ownership After this Offering	% Holding After Completion of this Offering
Sabby Volatility Warrant Master Fund, Ltd.	5,333,332	(3)	5,333,332	0	*
Sabby Healthcare Volatility Master Fund, Ltd.	5,333,332	(4)	5,333,332	0	*
Brio Capital LP.	1,066,668	(5)	1,066,668	0	*
______________________
*	Less than 1.0%

(1)	Includes all shares beneficially owned by the Selling Stockholders as of March 21, 2012.

(2)
Includes all of the shares of common stock issuable upon exercise of the Series A convertible preferred stock owned by this stockholder, as well as all of the shares issuable upon exercise of the Series A, B and C Warrants held by this stockholder.  The number of shares offered by the Selling Stockholders in the table above reflects 100% of the shares issuable upon conversion of the Series A convertible preferred stock and upon exercise of the Series A, B, and C Warrants.

The Series A convertible preferred stock and the Series A, B, and C Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent (but only to the extent) that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 4.99% or 9.99%, as applicable (the “Maximum Percentage”) of the outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). To the extent the above limitation applies, the determination of whether a share of preferred stock or warrant shall be exercisable or convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be).  Accordingly, the number of shares of common stock set forth in the table as being registered for a Selling Stockholder may exceed the number of shares of common stock that the Selling Stockholder could own beneficially at any given time through its ownership of the Series A convertible preferred stock and the Series A, B, and C Warrants.

(3)
Includes 1,333,333 shares of common stock issuable upon conversion of the 1,000 shares of the Series A convertible preferred stock held by this selling stockholder and 1,333,333 shares issuable upon exercise of each of the Series A, B. and C Warrants (3,999,999 in the aggregate for all three warrants).  Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder as well as Sabby Healthcare Volatility Master Fund, Ltd.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

(4)
Includes 1,333,333 shares of common stock issuable upon conversion of the 1,000 shares of the Series A convertible preferred stock held by this stockholder and 1,333,333 shares issuable upon exercise of each of the Series A, B. and C Warrants (3,999,999 in the aggregate for all three warrants).  Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder as well as Sabby Volatility Warrant Master Fund, Ltd.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

(5)
Includes 266,667 shares of common stock issuable upon conversion of the 200 shares of the Series A convertible preferred stock held by this stockholder and 266,667 shares issuable upon exercise of each of the Series A, B. and C Warrants (800,001 in the aggregate for all three warrants).  Brio Capital Management. LLC shares voting and investment power with respect to these shares.  As manager of Brio Capital Management, LLC, Shaye Hirsch also shares voting and investment power on behalf of this stockholder.  Each of Brio Capital Management. LLC and Shaye Hirsch disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 (assuming a cashless exercise of each Series A, B, and C Warrant), without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M under the Securities Act, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act)

DESCRIPTION OF SECURITIES

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificate of designation setting forth the terms of our Series A convertible preferred stock, all of which have been previously filed with the SEC and are incorporated herein by reference. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock or Series A convertible or preferred stock:

•	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;

•	our certificate of incorporation, as it may be amended or restated from time to time, and

•	our bylaws, as they may be amended or restated from time to time.

General

Our authorized capital stock currently consists of 50,000,000 shares, which are divided into two classes consisting of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of March 30, 2012, there were issued and outstanding 16,850,610 shares of common stock, options to purchase 922,042 shares of common stock and warrants to purchase 11,282,559 shares of common stock, including the 8,799,999 shares in the aggregate subject to the Series A, B, and C Warrants.

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor, and subject to the rights of holders of our Series A convertible preferred stock. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are to share in all assets remaining after the payment of liabilities, and satisfaction of the liquidation preference of our outstanding Series A convertible preferred stock. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock, such as the Series A convertible preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Series A Convertible Preferred Stock

We are authorized to issue up to 2,200 shares of our Series A convertible preferred stock.  As of March 30, 2012, 2,200 shares of our Series A convertible preferred stock were outstanding.

The Series A convertible preferred stock is convertible at the option of the holder at any time into shares of common stock at a conversion ratio determined by dividing the $1,000 stated value of the Series A convertible preferred stock by a conversion price of $0.75 per share. As of March 30, 2012, an aggregate of 2,933,333 shares of our common stock are issuable upon conversion of the 2,200 outstanding shares of Series A convertible preferred stock. The conversion price of the Series A convertible preferred stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.

On each of (i) the effective date of the registration statement of which this prospectus is a part and (ii) if the registration statement required to be filed pursuant to the registration rights agreement is not declared effective on or before September 21, 2012 or if one or more registration statements do not register for resale by the selling stockholders all of the common stock issuable to them upon conversion of their Series A convertible preferred stock, the date that all common stock issuable pursuant to the conversion of their Series A convertible preferred stock may be resold by the holders pursuant to Rule 144 without volume or manner restrictions (each such date, a “Trigger Date”), the conversion price shall be reduced to the lesser of (a) the then conversion price, as adjusted and taking into consideration any prior resets (b) 85% of the Volume Weighted Average Price (“VWAP” as defined) for the 5 trading days immediately following each such Trigger Date, as calculated pursuant to the AQR function on Bloomberg L.P., (c) 85% of the average of the VWAPs for each of the 5 trading days immediately following the Trigger Date and (d) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such Trigger Date, which shall thereafter be the new conversion price.  The adjusted conversion price shall not be lower than $0.32.

Subject to limited exceptions, a holder of the Series A convertible preferred stock will not have the right to convert any portion of its Series A convertible preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  Upon 61 days’ prior notice from a holder, the 4.99% limitation may be increased to 9.99% for that holder.

The holders of Series A convertible preferred stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had converted all of their shares of Series A convertible preferred stock. No distribution may be made on the common stock so long as any dividend due on the Series A convertible preference stock remains unpaid. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of Series A convertible preferred stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of our common stock pursuant to the fundamental transaction.

Except as required by law, holders of the Series A convertible preferred stock are not entitled to voting rights; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series A convertible preferred stock is required to take certain actions that may alter or change adversely the rights or preferences of the holders of Series A convertible preferred stock, increase the number of shares of Series A convertible preferred stock, or authorize a new class ranking senior or pari passu to the Series A convertible preferred stock.  The Series A convertible preferred stock has a liquidation preference equal to $1,000 per share.

The securities purchase agreement and related registration rights agreement, as well as the certificate of designation authorizing the Series A convertible preferred stock include certain other agreements and covenants for the benefit of the holders of the Series A convertible preferred stock, including restrictions on our ability to issue additional equity securities for a period of 45 days after the effective date of this prospectus, issue additional debt or equity securities with a variable conversion or exercise price for a period of nine months after the initial closing, and undertake a reverse or forward stock split or reclassification of our common stock until March 21, 2013 (unless such reverse split is made in conjunction with the listing of the common stock on a national securities exchange), and a requirement to use our best efforts to maintain the listing or trading of our common stock on one or more specified United States securities exchanges or regulated quotation services.

Undesignated Preferred Stock

Subject to the restrictions set forth in the certificate of designation for our Series A convertible preferred stock, our Board of Directors has the authority to issue up to 9,997,800 additional shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a stockholder of preferred stock that would have the right to vote, separately or with any other stockholder of preferred stock, on any proposed amendment to our certificate of incorporation, or on any other proposed corporate action, including business combinations and other transactions.

We will not offer preferred stock unless the offering is approved by a majority of our independent directors. The independent directors will have access, at our expense, to our counsel or independent counsel.

The Series A, B and C Warrants

Pursuant to the terms of the securities purchase agreement for the sale of the Series A convertible preferred stock, each purchaser was also issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Common Stock underlying the preferred shares issued to such purchaser pursuant to the securities purchase agreement (up to 2,933,333 shares in the aggregate for each series of warrants, or 8,799,999 shares in total).  The Series A Warrants have an exercise price of $1.00 per share, are exercisable immediately, and have a term of exercise equal to five years from the date of issuance.  The Series B Warrants have an exercise price of $0.75 per share, are exercisable immediately, and have a term of exercise equal to one year from the date of issuance.  The Series C Warrants have an exercise price of $1.00 per share and have a term of exercise equal to five years from the date of issuance, but only vest and become exercisable upon, and in proportion to, the exercise of the one-year Series B Warrants held by each purchaser (or its assigns).

The exercise price of the warrants and, in some cases, the number of shares issuable upon exercise, are subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. The exercise price, but not the number of shares of common stock issuable upon exercise, will also be adjusted to match the lower price if we sell or grant (or announce a sale or grant) of any shares of common stock or securities convertible into, or rights to acquire, common stock at an effective price per share that is lower than the then exercise price, except in the event of certain exempt issuances. In addition, upon exercise of the warrants the warrant holders will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had then exercised the warrants. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the warrant holders will be entitled to receive, upon exercise of their warrants, any securities or other consideration received by the holders of common stock pursuant to the fundamental transaction.  Under certain circumstance, after a fundamental transaction, holders may be entitled to receive a cash payment equal to the value of the Series A, B or C Warrants, computed as provided in those warrants.  Any successor to us or surviving entity shall assume the obligations under the warrants.

The warrant holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the warrants. If at any time after the six month anniversary of the initial exercise date (March 21, 2012), there is no effective registration statement registering, or no current prospectus available for the resale of the shares issuable upon exercise of the warrants, then the warrants may be exercised on a “net” or “cashless” basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Subject to limited exceptions, a holder of the Series A, B, or C Warrants will not have the right to exercise the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. Upon 61 days’ prior notice from a holder, the 4.99% limitation may be increased to 9.99% for that holder.

Delaware Anti-Takeover Law

We have elected not to be subject to certain provisions of Delaware law that could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtained interested stockholder status;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation’s voting stock.

Section 203 applies to Delaware corporations that have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders; provided, however, the restrictions of this statute will not apply to a corporation if:

•	the corporation’s original charter contains a provision expressly electing not to be governed by the statute;

•	the corporation’s board of directors adopts an amendment to the corporation’s bylaws within 90 days of the effective date of the statute expressly electing not to be governed by it;

•
the stockholders of the corporation adopt an amendment to its charter or bylaws expressly electing not to be governed by the statute (so long as such amendment is approved by the affirmative vote of a majority of the shares entitled to vote);

•
a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests himself of ownership of a sufficient number of shares so that he ceases to be an interested stockholder, and during the three year period immediately prior to a business combination, would not have been an interested stockholder but for the inadvertent acquisition;

•
the business combination is proposed prior to the consummation or abandonment of a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation; or

•	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the statutes did not apply.

Our certificate of incorporation includes a provision electing not to be governed by Section 203 of the DCGL. Accordingly, our board of directors does not have the power to reject certain business combinations with interested stockholders based on Section 203 of the DCGL.

Indemnification

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request in such a capacity for another entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly, and current reports, proxy statements and other information with the SEC.  The SEC maintains an Internet site that contains such information regarding issuers that file electronically, such as GeoVax Labs, Inc.  The public may inspect our filings over the Internet at the SEC’s home page at www.sec.gov.  The public may also read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549.  Information on the operation of the Public Reference Room may be obtained by the public by calling the SEC at 1-800-SEC-0330.

EXPERTS

The audited consolidated financial statements of GeoVax, Labs, Inc. and subsidiary for the years ended December 31, 2011 and 2010 and for the period of time considered part of the development stage from January 1, 2006 to December 31, 2011, included in the Registration Statement have been audited by Porter Keadle Moore LLC, an independent registered public accounting firm, as set forth in their report appearing herein.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of GeoVax Labs, Inc. and subsidiary for the year ended December 31, 2005 and for the period from inception of the development stage (June 27, 2001) to December 31, 2005, included in the Registration Statement have been audited by Tripp, Chafin & Causey LLC, an independent registered public accounting firm, as set forth in their report appearing herein.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered by the selling stockholders will be passed upon by the law firm of Womble Carlyle Sandridge & Rice, LLP, Atlanta, Georgia.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

INDEX TO 2011 CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms on Financial Statements	F-2

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-4

Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009 and for the Period from Inception (June 27, 2001) to December 31, 2011	F-5

Consolidated Statements of Stockholders’ Equity (Deficiency) for the Period from Inception (June 27, 2001) to December 31, 2011	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009 and for the Period from Inception (June 27, 2001) to December 31, 2011	F-9

Notes to Consolidated Financial Statements	F-10

Financial Statement Schedule:
Schedule II – Valuation and Qualifying Accounts for the years ended December 31, 2011, 2010 and 2009	F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors
GeoVax Labs, Inc.
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of GeoVax Labs, Inc. and subsidiary (a development stage company) (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011, and for the period of time considered part of the development stage from June 27, 2001 to December 31, 2011, except we did not audit the Company’s financial statements for the period from June 27, 2001 to December 31, 2005 which were audited by other auditors. Our audits also included the financial statement schedule of the Company listed in Item 15(a).  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoVax Labs, Inc. and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, and for the period of time considered part of the development stage from June 27, 2001 to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/ PORTER KEADLE MOORE LLC

Atlanta, Georgia
March 29, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

Board of Directors
GeoVax, Inc.
Atlanta, Georgia

We have audited the statements of operations, stockholders’ deficiency and cash flows of GeoVax, Inc. (a Georgia corporation in the development stage) for the period from inception (June 27, 2001) to December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements of GeoVax, Inc. referred to above present fairly, in all material respects, the results of its operations, changes in stockholders’ deficiency and cash flows for the period from inception (June 27, 2001) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/S/ TRIPP, CHAFIN & COMPANY, LLC

Marietta, Georgia
February 8, 2006

RDGXBRLParseBegin
GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,167,980	$1,079,087
Grant funds receivable	183,515	474,275
Prepaid expenses and other current assets	66,508	48,830

Total current assets	1,418,003	1,602,192

Property and equipment, net of accumulated depreciation and amortization	176,206	248,441

Other assets:
Licenses, net of accumulated amortization of $208,933 and $184,047 at December 31, 2011 and 2010 respectively	39,923	64,809
Deferred offering costs	-	430,402
Deposits and other assets	11,010	11,990

Total other assets	50,933	507,201

Total assets	$1,645,142	$2,357,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$138,339	$96,892
Accrued expenses	125,869	241,736
Amounts payable to Emory University (a related party)	677,327	182,980

Total current liabilities	941,535	521,608

Commitments (Note 4)

Stockholders’ equity:
Common stock, $.001 par value, 40,000,000 shares authorized; 16,442,611 and 15,654,846 shares issued and outstanding at December 31, 2011 and 2010, respectively	16,443	15,655
Additional paid-in capital	23,319,166	22,105,747
Deficit accumulated during the development stage	(22,632,002)	(20,285,176)

Total stockholders’ equity	703,607	1,836,226

Total liabilities and stockholders’ equity	$1,645,142	$2,357,834

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.
(A DEVELOPMENT-STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS

				From Inception
	Years Ended December 31,			(June 27, 2001) to
	2011	2010	2009	December 31, 2011
Grant revenue	$4,899,885	$5,185,257	$3,668,195	$20,311,692

Operating expenses:
Research and development	4,276,375	4,793,956	4,068,682	25,630,676
General and administrative	2,972,555	3,162,134	2,914,845	17,647,659
	7,248,930	7,956,090	6,983,527	43,278,335

Loss from operations	(2,349,045)	(2,770,833)	(3,315,332)	(22,966,643)

Other income (expense):
Interest income	2,219	23,505	31,080	340,310
Interest expense	-	-	-	(5,669)
	2,219	23,505	31,080	334,641

Net loss	$(2,346,826)	$(2,747,328)	$(3,284,252)	$(22,632,002)

Basic and diluted:
Loss per common share	$(0.15)	$(0.18)	$(0.22)	$(2.11)
Weighted average shares outstanding	15,735,541	15,651,308	15,191,278	10,704,803

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					Deficit
					Accumulated	Total
				Stock	during the	Stockholders’
	Common Stock		Additional	Subscription	Development	Equity
	Shares	Amount	Paid In Capital	Receivable	Stage	(Deficiency)
Capital contribution at inception (June 27, 2001)	-	$-	$10	$-	$-	$10
Net loss for the period ended December 31, 2001	-	-	-	-	(170,592)	(170,592)
Balance at December 31, 2001	-	-	10	-	(170,592)	(170,582)
Sale of common stock for cash	2,789,954	2,790	(2,320)	-	-	470
Issuance of common stock for technology license	704,534	705	148,151	-	-	148,856
Net loss for the year ended December 31, 2002	-	-	-	-	(618,137)	(618,137)
Balance at December 31, 2002	3,494,488	3,495	145,841	-	(788,729)	(639,393)
Sale of common stock for cash	1,229,278	1,229	2,458,380	-	-	2,459,609
Net loss for the year ended December 31, 2003	-	-	-	-	(947,804)	(947,804)
Balance at December 31, 2003	4,723,766	4,724	2,604,221	-	(1,736,533)	872,412
Sale of common stock for cash and stock subscription receivable	1,482,605	1,483	2,988,436	(2,750,000)	-	239,919
Cash payments received on stock subscription receivable	-	-	-	750,000	-	750,000
Issuance of common stock for technology license	49,420	49	99,951	-	-	100,000
Net loss for the year ended December 31, 2004	-	-	-	-	(2,351,828)	(2,351,828)
Balance at December 31, 2004	6,255,791	6,256	5,692,608	(2,000,000)	(4,088,361)	(389,497)
Cash payments received on stock subscription receivable	-	-	-	1,500,000		1,500,000
Net loss for the year ended December 31, 2005	-	-	-	-	(1,611,086)	(1,611,086)
Balance at December 31, 2005	6,255,791	6,256	5,692,608	(500,000)	(5,699,447)	(500,583)
Cash payments received on stock subscription receivable	-	-	-	500,000	-	500,000
Conversion of preferred stock to common stock	3,550,851	3,551	1,071,565	-	-	1,075,116
Common stock issued in connection with merger	4,359,891	4,360	1,708,489	-	-	1,712,849
Issuance of common stock for cashless warrant exercise	56,825	57	(57)	-	-	-
Net loss for the year ended December 31, 2006	-	-	-	-	(584,166)	(584,166)
Balance at December 31, 2006	14,223,358	14,224	8,472,605	-	(6,283,613)	2,203,216
Sale of common stock for cash	406,729	407	3,162,543	-	-	3,162,950
Issuance of common stock upon stock option exercise	2,471	2	4,998	-	-	5,000
Stock-based compensation expense	-	-	1,518,496	-	-	1,518,496
Net loss for the year ended December 31, 2007	-	-	-	-	(4,241,796)	(4,241,796)
Balance at December 31, 2007	14,632,558	14,633	13,158,642	-	(10,525,409)	2,647,866

Continued on following page

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					Deficit
					Accumulated	Total
				Stock	during the	Stockholders’
	Common Stock		Additional	Subscription	Development	Equity
	Shares	Amount	Paid In Capital	Receivable	Stage	(Deficiency)
Balance at December 31, 2007	14,632,558	14,633	13,158,642	-	(10,525,409)	2,647,866
Sale of common stock for cash in private placement transactions	176,129	176	1,364,824	-	-	1,365,000
Transactions related to common stock purchase agreement with Fusion Capital	130,290	130	405,961	-	-	406,091
Stock-based compensation:
Stock options	-	-	1,798,169	-	-	1,798,169
Consultant warrants	-	-	146,880	-	-	146,880
Issuance of common stock for consulting services	10,000	10	73,990	-	-	74,000
Net loss for the year ended December 31, 2008	-	-	-	-	(3,728,187)	(3,728,187)
Balance at December 31, 2008	14,948,977	14,949	16,948,466	-	(14,253,596)	2,709,819
Transactions related to common stock purchase agreement with Fusion Capital	216,261	216	1,519,784	-	-	1,520,000
Sale of common stock for cash upon exercise of stock purchase warrant	462,826	463	1,499,537	-	-	1,500,000
Stock-based compensation:
Stock options	-	-	1,221,764	-	-	1,221,764
Consultant warrants	-	-	45,401	-	-	45,401
Issuance of common stock for consulting services	4,500	5	31,495	-	-	31,500
Net loss for the year ended December 31, 2009	-	-	-	-	(3,284,252)	(3,284,252)
Balance at December 31, 2009	15,632,564	15,633	21,266,447	-	(17,537,848)	3,744,232
Issuance of common stock in lieu of cash payment	12,000	12	89,988	-	-	90,000
Stock-based compensation:
Stock options	-	-	575,662	-	-	575,662
Consultant warrants	-	-	121,057	-	-	121,057
Issuance of common stock for consulting services	10,500	10	53,803	-	-	53,813
Fractional share payout upon reverse split	(218)	-	(1,210)	-	-	(1,210)
Net loss for the year ended December 31, 2010	-	-	-	-	(2,747,328)	(2,747,328)
Balance at December 31, 2010	15,654,846	15,655	22,105,747	-	(20,285,176)	1,836,226

Continued on following page

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					Deficit
					Accumulated	Total
				Stock	during the	Stockholders’
	Common Stock		Additional	Subscription	Development	Equity
	Shares	Amount	Paid In Capital	Receivable	Stage	(Deficiency)
Balance at December 31, 2010	15,654,846	15,655	22,105,747	-	(20,285,176)	1,836,226
Sale of common stock for cash in private placement transaction	658,520	659	440,551	-	-	441,210
Stock-based compensation:
Stock options	-	-	463,752	-	-	463,752
Consultant warrants	-	-	159,245	-	-	159,245
Common stock issued for services	129,245	129	149,871	-	-	150,000
Net loss for the year ended December 31, 2011	-	-	-	-	(2,346,826)	(2,346,826)

Balance at December 31, 2011	16,442,611	$16,443	$23,319,166	$-	$(22,632,002)	$703,607

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.
(A DEVELOPMENT-STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				From Inception
	Years Ended December 31,			(June 27, 2001) to
	2011	2010	2009	December 31, 2011
Cash flows from operating activities:
Net loss	$(2,346,826)	$(2,747,328)	$(3,284,252)	$(22,632,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	109,017	119,773	89,776	565,637
Accretion of preferred stock redemption value	-	-	-	346,673
Stock-based compensation expense	772,997	750,532	1,298,665	6,359,739
Write-off of deferred offering costs	430,402	-	-	430,402
Changes in assets and liabilities:
Grant funds receivable	290,760	(153,954)	(8,953)	(183,515)
Prepaid expenses and other current assets	19,122	(4,215)	254,671	(29,708)
Deposits	980	(11,010)	-	(11,010)
Accounts payable and accrued expenses	419,927	39,033	224,943	1,030,325
Total adjustments	2,043,205	740,159	1,859,102	8,508,543
Net cash used in operating activities	(303,621)	(2,007,169)	(1,425,150)	(14,123,459)

Cash flows from investing activities:
Purchase of property and equipment	(11,896)	(4,706)	(270,246)	(538,490)
Proceeds from sale of property and equipment	-	5,580	-	5,580
Net cash provided (used) by investing activities	(11,896)	874	(270,246)	(532,910)

Cash flows from financing activities:
Proceeds from sale of common stock	404,410	-	3,020,000	15,526,308
Proceeds from sale of preferred stock	-	-	-	728,443
Deferred offering costs	-	(430,402)	-	(430,402)
Net cash provided by financing activities	404,410	(430,402)	3,020,000	15,824,349

Net increase (decrease) in cash and cash equivalents	88,893	(2,436,697)	1,324,604	1,167,980
Cash and cash equivalents at beginning of period	1,079,087	3,515,784	2,191,180	-

Cash and cash equivalents at end of period	$1,167,980	$1,079,087	$3,515,784	$1,167,980

Supplemental disclosure of cash flow information
Interest paid	$-	$-	$-	$5,669

Supplemental disclosure of non-cash investing and financing activities:

In connection with the Merger discussed in Note 5, all of the outstanding shares of the Company’s mandatory redeemable convertible preferred stock were converted into shares of common stock as of September 28, 2006.

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009 and
Period from Inception (June 27, 2001) to December 31, 2011

1.           Nature of Business

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a biotechnology company developing vaccines that prevent and fight Human Immunodeficiency Virus (“HIV”) infections. HIV infections result in Acquired Immunodeficiency Syndrome (“AIDS”). We have exclusively licensed from Emory University (“Emory”) vaccine technology which was developed in collaboration with the National Institutes of Health (“NIH”) and the Centers for Disease Control and Prevention (“CDC”). GeoVax is incorporated under the laws of the State of Delaware and our principal offices are located in Smyrna, Georgia (metropolitan Atlanta area).

Our current vaccines under development address the clade B subtype of the HIV virus that is most prevalent in the United States and the developed world.  Our vaccines are being evaluated to determine their potential to (a) prevent HIV infection and (b) to serve as a therapy for individuals who are already infected with HIV.  These vaccines are currently being evaluated in humans -- both in those infected with HIV and those who are not.

As discussed in Note 2, the Company is a development-stage enterprise and we are devoting substantially all of our present efforts to research and development.  We have funded our activities to date almost exclusively from equity financings and government grants, and we will continue to require substantial funds to continue these activities.  We anticipate that our existing cash resources, combined with the proceeds from the NIH grant discussed in Note 3 and the financing events discussed in Note 11, should be sufficient to fund our planned activities into the first quarter of 2013.  In order to meet our operating cash flow requirements, we may plan additional offerings of our equity securities, debt or convertible debt instruments. We are also seeking additional funding for our research programs through government grant funding mechanisms.

2.           Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Our primary business is conducted by our wholly-owned subsidiary, GeoVax, Inc. The accompanying consolidated financial statements include the accounts of GeoVax, Inc. from inception together with those of GeoVax Labs, Inc. from September 28, 2006 (see Note 5).  All intercompany transactions have been eliminated in consolidation.

Development-Stage Enterprise

We are devoting all of our present efforts to research and development and GeoVax is a development stage enterprise as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities.  All losses accumulated since inception (June 27, 2001) have been considered as part of our development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  Our cash and cash equivalents consist primarily of bank deposits and money market accounts.  The recorded values approximate fair market values due to the short maturities.

Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of cash and cash equivalents, which are maintained by a high credit quality financial institution. The carrying values reported in the balance sheets for cash and cash equivalents approximate fair values.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  The components of property and equipment as of December 31, 2011 and 2010 are as follows:
	2011	2010
Laboratory equipment	$388,000	$388,000
Leasehold improvements	115,605	115,605
Other furniture, fixtures & equipment	28,685	16,789
Total property and equipment	532,290	520,394
Accumulated depreciation and amortization	(356,084)	(271,953)
Property and equipment, net	$176,206	$248,441

Expenditures for maintenance and repairs are charged to operations as incurred, while additions and improvements are capitalized.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years.  Amortization of leasehold improvements is computed using the straight-line method over the remaining term of the related lease.  Depreciation and amortization expense was $84,131, $94,887, and $64,891 during the years ended December 31, 2011, 2010 and 2009, respectively.

Other Assets

Other assets consist principally of license agreements for the use of technology obtained through the issuance of the Company’s common stock. These license agreements are amortized on a straight line basis over ten years. Amortization expense related to these agreements was $24,886 during each of the years ended December 31, 2011, 2010 and 2009 and is expected to be $19,923, $10,000, $10,000, $-0-, and $-0- for each of the next five years, respectively.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If we consider such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the expected future net cash flows from the assets.

Accrued Liabilities

As part of the process of preparing our financial statements, we estimate expenses that we believe we have incurred, but have not yet been billed by our third party vendors. This process involves identifying services and activities that have been performed by such vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of expenses for which we accrue include fees for professional services and fees owed to contract manufacturers in conjunction with the manufacture of vaccines for our clinical trials. We make these estimates based upon progress of activities related to contractual obligations and information received from vendors.

Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. All common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 2,798,801, 2,013,522, and 1,866,550 at December 31, 2011, 2010 and 2009, respectively.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, (“SAB 104”). SAB 104 provides guidance in applying GAAP to revenue recognition issues, and specifically addresses revenue recognition for upfront, nonrefundable fees received in connection with research collaboration agreements.  During 2011, 2010 and 2009, our revenue consisted of grant funding received primarily from the NIH (see Note 3).  Revenue from this arrangement is approximately equal to the costs incurred and is recorded as income as the related costs are incurred.

Research and Development Expense

Research and development expense primarily consists of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) fees paid to third-party service providers to perform, monitor and accumulate data related to our preclinical studies and clinical trials, (ii) costs related to sponsored research agreements, (iii) the costs to procure and manufacture materials used in clinical trials, (iv) laboratory supplies and facility-related expenses to conduct development, and (v) salaries, benefits, and share-based compensation for personnel.  These costs are charged to expense as incurred.

Patent Costs

Our expenditures relating to obtaining and protecting patents are charged to expense when incurred, and are included in general and administrative expense.

Period to Period Comparisons

Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results for future periods.  Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance unless, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date.  Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance.  Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair-value as calculated by the Black-Scholes option pricing model.  We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award.  See Note 6 for additional stock-based compensation information.

Recent Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements which we expect to have a material impact on our financial statements, nor do we believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

3.           Government Grants

NIH Grant

In September 2007, the NIH awarded us an Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant to support our HIV/AIDS vaccine program.  The project period for the grant covers a five-year period which commenced October 2007, with an aggregate award of $20.4 million.  As of December 31, 2011, there is approximately $3.9 million of unused grant funds remaining and available for use through August 31, 2012 (the end of the original project period).  We are utilizing this funding to further our HIV/AIDS vaccine development, optimization and production.  We record revenue associated with the grant as the related costs and expenses are incurred and such revenue is reported as a separate line item in our statements of operations.  During 2011, 2010, and 2009, we recorded $4,899,885, $4,940,778, and $3,668,195, respectively, of revenue associated with this grant.

QTDP Grant

In November 2010, we were awarded a one-time grant of $244,479 pursuant to the Qualifying Therapeutic Discovery Project (QTDP) program enacted as part of the Patient Protection and Affordable Care Act of 2010.  The QTDP program was intended to provide incentive to smaller companies who are focusing on innovative therapeutic discoveries.  We received the full amount of the grant during 2010, which is recorded as revenue for 2010 in the accompanying Consolidated Statement of Operations.

4.           Commitments

Lease Agreements

We lease approximately 8,400 square feet of office and laboratory space located in Smyrna, Georgia (metropolitan Atlanta). Rent expense for the years ended December 31, 2011, 2010 and 2009 was $119,255, $118,988, and $63,350, respectively.  Future minimum lease payments pursuant to the 62 month lease total $121,560 in 2012, $125,180 in 2013 and $128,920 in 2014.

Other Commitments

In the normal course of business, we may enter into various firm purchase commitments related to production and testing of our vaccine material, conduct of clinical trials, and other research-related activities. As of December 31, 2011, we had approximately $478,000 of unrecorded outstanding purchase commitments to our vendors and subcontractors, of which we expect approximately $445,000 in 2012 and $33,000 in 2013.

5.           2006 Merger and Recapitalization

The Company was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (“Dauphin”).  Dauphin was unsuccessful and its operations were terminated in December 2003.  In September 2006, Dauphin completed a merger (the “Merger”) with GeoVax, Inc. which was incorporated under the laws of Georgia in June 2001.  As a result of the Merger, the shareholders of GeoVax, Inc. exchanged their shares of common stock for Dauphin common stock and GeoVax, Inc. became a wholly-owned subsidiary of Dauphin.  Dauphin then changed its name to GeoVax Labs, Inc. and replaced its officers and directors with those of GeoVax, Inc.  Subsequent to the Merger, the Company has not conducted any business other than GeoVax, Inc.’s business of developing human vaccines.  The Merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with GAAP. Under this method of accounting, Dauphin was treated as the acquired company and, accordingly, all financial information prior to the date of Merger presented in the accompanying consolidated financial statements, or in the notes herein, as well as any references to prior operations, are those of GeoVax, Inc.  In June 2008, the Company was reincorporated under the laws of the State of Delaware.

6.           Stockholders’ Equity

Common Stock Transactions

In February 2010, we issued 12,000 shares of our common stock in settlement of an obligation accrued at December 31, 2009 in the amount of $90,000.

During December 2011, we sold an aggregate of 658,520 shares of our common stock to fifteen individual accredited investors (including members of our board of directors and management --see Note 9) for an aggregate purchase price of $441,210, $36,800 of which was received in January 2012 and is therefore reflected as a receivable (Other Current Asset) in the accompanying Consolidated Balance Sheet as of December 31, 2011.  We also issued to the investors warrants to purchase an aggregate of 987,783 shares of common stock at a price of $1.00 per share, which expire in December 2016.

From time to time, we issue shares of our common stock to consultants or others in exchange for services.  During 2011, 2010 and 2009 we issued 129,245, 10,500, and 4,500, respectively, for such services; and we recorded general and administrative expense of $150,000, $53,813, and $31,500 during each respective period related to these issuances.

Stock Options

In 2006, we adopted the GeoVax Labs, Inc. 2006 Equity Incentive Plan (the “Stock Option Plan”) for the granting of qualified incentive stock options (“ISO’s”), nonqualified stock options, restricted stock awards or restricted stock bonuses to employees, officers, directors, consultants and advisors of the Company.  The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees).  Options granted under the Stock Option Plan have a maximum ten-year term and generally vest over three years.  The Company has reserved 1,200,000 shares of its common stock for issuance under the Stock Option Plan.

A summary of activity under the Stock Option Plan as of December 31, 2011, and changes during the year then ended is presented below:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	1,137,356	$5.33
Granted	230,000	0.91
Exercised	-	-
Forfeited or expired	(439,114)	2.81
Outstanding at December 31, 2011	928,242	$5.43	6.5	$-0-
Exercisable at December 31, 2011	578,231	$7.59	4.8	$-0-

Additional information concerning our stock options for the years ended December 31, 2011, 2010 and 2009 is as follows:
	2011	2010	2009
Weighted average fair value of options granted during the period	$0.79	$2.95	$6.15
Intrinsic value of options exercised during the period	-	-	-
Total fair value of options vested during the period	540,339	499,557	1,143,326

We use the Black-Scholes model for determining the grant date fair value of our stock option grants.  This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected amount of time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted.  The significant assumptions we used in our fair value calculations were as follows:
	2011	2010	2009
Weighted average risk-free interest rates	1.4%	2.6%	2.8%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life of option	7 yrs	6.7 yrs	7 yrs
Expected volatility	111.2%	112.9%	112.3%

Stock-based compensation expense related to the Stock Option Plan was $463,752, $575,662, and $1,221,764 during the years ended December 31, 2011, 2010 and 2009, respectively.  Stock option expense is allocated to research and development expense or to general and administrative expense based on the related employee classifications and corresponds to the allocation of employee salaries.  For the three years ended December 31, 2011, stock option expense was allocated as follows:
	2011	2010	2009
General and administrative expense	$284,352	$369,161	$917,110
Research and development expense	179,400	206,501	304,654
Total stock option expense	$463,752	$575,662	$1,221,764

As of December 31, 2011, there was $515,697 of unrecognized compensation expense related to stock-based compensation arrangements.  The unrecognized compensation expense is expected to be recognized over a weighted average remaining period of 2.0 years.

Compensatory Warrants

From time to time, we issue stock purchase warrants to consultants or others in exchange for services. A summary of our compensatory warrant activity as of December 31, 2011, and changes during the year then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	59,400	$7.00
Granted	7,400	1.40
Exercised	-	-
Forfeited or expired	(2,400)	7.00
Outstanding at December 31, 2011	64,400	$7.00	0.6	$-0-
Exercisable at December 31, 2011	58,850	$7.00	0.7	$-0-

Additional information concerning our compensatory warrants for the years ended December 31, 2011, 2010 and 2009 is as follows:
	2011	2010	2009
Weighted average fair value of warrants granted during the period	$0.96	$-	$4.75
Intrinsic value of warrants exercised during the period	-	-	-
Total fair value of warrants vested during the period	1,780	19,238	6,413

We use the Black-Scholes model for determining the grant date fair value of our compensatory warrants.  The significant assumptions we used in our fair value calculations were as follows:

	2011	2010	2009
Weighted average risk-free interest rates	0.98%	-	1.54%
Expected dividend yield	0.0%	-	0.0%
Expected life of warrant	3.0 yrs	-	3.0 yrs
Expected volatility	115.46%	-	112.1%

Expense associated with compensatory warrants was $7,119, $121,057, and $45,401 during the years ended December 31, 2011, 2010 and 2009, respectively.  All such expense was allocated to general and administrative expense.  As of December 31, 2011, there was no unrecognized compensation expense related to compensatory warrant arrangements.

Investment Warrants

In addition to outstanding stock options and compensatory warrants, as of December 31, 2011 we have a total of 1,806,159 outstanding stock purchase warrants issued to investors in connection with financing transactions.  Warrants as to 987,783 have an exercise price of $1.00 per share and expire in December 2016; warrants as to 818,376 have an exercise price of $16.50 and expire in December 2014.  During the fourth quarter of 2011, we recorded general and administrative expense of $152,126 associated with the extension of warrants which were due to expire in 2011 to 2013.

7.           Retirement Plan

We participate in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third party service provider; and the Company contributes to the 401k Plan on behalf of its employees based upon a matching formula.  During the years ended December 31, 2011, 2010 and 2009 our contributions to the 401k Plan were $56,928, $52,632, and $25,057, respectively.

8.           Income Taxes

At December 31, 2011, we have a consolidated federal net operating loss (“NOL”) carryforward of approximately $71.3 million, available to offset against future taxable income which expires in varying amounts in 2012 through 2031.  Additionally, we have approximately $764,000 in research and development (“R&D”) tax credits that expire in 2022 through 2031 unless utilized earlier.  No income taxes have been paid to date.

As a result of the Merger discussed in Note 5, our NOL carryforward increased substantially due to the addition of historical NOL carryforwards for Dauphin Technology, Inc.  However, Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of our deferred tax assets and liabilities included the following at December 31, 2011 and 2010:

	2011	2010
Deferred tax assets:
Net operating loss carryforward	$24,875,119	$25,116,958
Research and development tax credit carryforward	763,690	731,290
Stock-based compensation expense	1,991,769	1,779,950
Total deferred tax assets	27,630,578	27,628,198

Deferred tax liabilities
Depreciation	(38,587)	(51,945)
Total deferred tax liabilities	(38,587)	(51,945)

Net deferred tax assets	27,591,991	27,576,253
Valuation allowance	(27,591,991)	(27,576,253)
	$-	$-

We have established a full valuation allowance equal to the amount of our net deferred tax assets due to uncertainties with respect to our ability to generate sufficient taxable income to realize these assets in the future.  A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense is as follows:

	2011	2010	2009
U.S. federal statutory rate applied to pretax loss	$(797,921)	$(934,092)	$(1,116,646)
Permanent differences	3,536	(77,200)	169,469
Research and development credits	32,400	59,959	169,667
Change in valuation allowance	761,985	951,333	777,510
Reported income tax expense	$-	$-	$-

9.           Related Party Transactions

We are obligated to reimburse Emory University (a significant stockholder of the Company) for ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to a license agreement for technology associated with the vaccines we are developing.  The expense associated with these ongoing patent cost reimbursements to Emory amounted to $249,907, $193,674, and $85,673 for the years ended December 31, 2011, 2010, and 2009, respectively.

We have entered into two subcontracts with Emory for the purpose of conducting research and development activities associated with our grant from the NIH (see Note 3).  During 2011, 2010, and 2009, we recorded $1,172,758, $1,391,203, and $816,651, respectively, of expense associated with these subcontracts.  All amounts paid to Emory under these subcontracts are reimbursable to us pursuant to the NIH grant.

Through November 2009, we leased office and laboratory space on a month-to-month basis from Emtech Biotechnology Development, Inc., a related party associated with Emory.  Rent expense associated with this lease totaled $43,112 for the year ended December 31, 2009.

In March 2008, we entered into a consulting agreement with Donald Hildebrand, a former member of our Board of Directors and our former President & Chief Executive Officer, pursuant to which Mr. Hildebrand provides business and technical advisory services to the Company.  The term of the consulting agreement, as amended, began on April 1, 2008 and ends on December 31, 2012.  During 2011, 2010, and 2009, we recorded $24,000, $57,600, and $57,600, respectively, of expense associated with the consulting agreement.

In December 2011, members of our management and Board of Directors participated in the private placement offering of our common stock and warrants described in Note 6, whereby they purchased an aggregate of 335,954 shares of our common stock for a total purchase price of $225,089 and received five-year warrants to purchase an additional 503,932 shares of our common stock exercisable at $1.00 per share.

10.           Selected Quarterly Financial Data (unaudited)

A summary of selected quarterly financial data for 2011 and 2010 is as follows:

	2011 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue from grants	$893,002	$1,753,033	$1,297,006	$956,844
Net loss	(606,282)	(211,344)	(375,852)	(1,153,348)
Net loss per share	(0.04)	(0.01)	(0.02)	(0.08)

	2010 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue from grants	$1,338,560	$1,737,169	$1,163,288	$946,240
Net loss	(690,789)	(933,089)	(644,666)	(478,784)
Net loss per share	(0.04)	(0.06)	(0.04)	(0.03)

11.           Subsequent Events

Private Placement of Common Stock and Warrants

During January 2012, we sold an aggregate of 407,999 shares of our common stock to twelve individual accredited investors (including 45,000 shares sold to members of our board of directors and management) for an aggregate purchase price of $273,360.  We also issued to the investors warrants to purchase an aggregate of 612,001 shares of common stock at a price of $1.00 per share, which expire in January 2017.

Issuance of Convertible Preferred Stock and Warrants

On March 21, 2012, we sold shares of our Series A convertible preferred stock to certain institutional investors for an aggregate purchase price of $2.2 million.  The preferred stock is convertible at any time into shares of our common stock at $0.75 per share (2,933,333 shares in the aggregate), subject to possible adjustment as provided in the certificate of designation.

Pursuant to the terms of the securities purchase agreement, the investors also received five-year Series A warrants to purchase an aggregate of 2,933,333 shares of our common stock at $1.00 per share.  The Series A warrants are immediately exercisable.  We also granted to the investors a one-year additional purchase right, evidenced in the form of Series B warrants, to purchase up to 2,933,333 of our common stock for one year with an exercise price of $0.75 per share, and five-year Series C warrants to purchase up to 2,933,333 shares of our common stock at $1.00 per share.  The Series B warrants are immediately exercisable.  The Series C warrants only vest and become exercisable at the time, and to the extent, that the Series B warrants are exercised.

GEOVAX LABS, INC.
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2011, 2010 and 2009

		Additions
Description	Balance at Beginning Of Period	Charged to Costs and Expenses	Charged to Other Accounts	(1) Deductions	Balance at End Of Period
Reserve Deducted in the Balance Sheet From the Asset to Which it Applies:

Allowance for Deferred Tax Assets
Year ended December 31, 2011	$27,576,253	$889,322	$-	$(873,584)	$27,591,991
Year ended December 31, 2010	$27,091,338	$1,160,405	$-	$(675,490)	$27,576,253
Year ended December 31, 2009	$25,674,882	$1,416,456	$-	$-	$27,091,338

(1)	Deductions represent the effect of expiring NOL carryforwards from prior years.

RDGXBRLParseEnd
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC registration fee	$1,257
Legal fees and expenses	20,000
Accounting fees and expenses	2,500
Miscellaneous	-0-
TOTAL	$23,757

ITEM 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.	Recent Sales of Unregistered Securities.

For the quarter ended June 30, 2009, we sold an aggregate of 74,692 shares of our common stock to Fusion Capital Fund II, LLC (“Fusion Capital”) pursuant to a common stock purchase agreement (the “Purchase Agreement”) for an aggregate purchase price of $590,000. We also issued to Fusion Capital an additional 2,927 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

On September 4, 2009, we issued 2,250 shares of our common stock to Equinox One Consulting, LLC (“Equinox One”) pursuant to a consulting agreement with the Company.

For the quarter ended September 30, 2009, we sold an aggregate of 27,837 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $210,000. We also issued to Fusion Capital an additional 1,042 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

For the quarter ended December 31, 2009, we sold an aggregate of 58,182 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $480,000. We also issued to Fusion Capital an additional 2,381 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

On each of December 1, 2009, March 1, 2010, and June 1, 2010, we issued 2,250 shares of our common stock to Equinox One for services rendered pursuant to a consulting agreement with the Company.

For all of the aforementioned transactions with Fusion Capital and Equinox One, respectively, we relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The shares were only offered to a single accredited investor who purchased for investment in a transaction that did not involve a general solicitation.

On September 22, 2009 we issued 462,826 shares of our common stock to Mr. Stavros Papageorgiou. The shares were issued to Mr. Papageorgiou pursuant to his exercise in full of a warrant granted on May 15, 2006. The Company received $1,500,000 for the shares it sold. The Company relied on Section 4(2) of the Securities Act to issue the common stock and warrant, inasmuch as the common stock was issued to a single accredited investor who purchased for investment in a transaction that did not involve a general solicitation.

In February 2010, we issued 12,000 shares of our common stock to Dr. Daniel Kiddy to settle a lawsuit claiming he was entitled to such shares.

On March 15, 2010, we issued 6,000 shares, in the aggregate, of our common stock to Ms. Dian Griesel and Mr. Kevin Moran, two individuals affiliated with The Investor Relations Group, our investor relations and public relations firm for services rendered to us.

For the aforementioned transactions with Dr. Kiddy and the affiliates of IRG, we relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder to issue the common stock. No advertising or general solicitation was employed in offering the shares. The shares were issued to accredited investors or to no less than 35 accredited investors who received specified information and had appropriate knowledge and experience. The shares were offered for investment purposes only and not for the purpose of resale or distribution.

On March 22, 2011, we issued an aggregate of 21,253 shares of our common stock to Gilford Securities, Incorporated and to Array Capital Management, LLC for financial advisory services.  For this transaction the Company relied upon Section 4(2) of the Securities Act and Rule 506 promulgated thereunder to issue the common stock.  The shares were offered to investors who acquired the shares for investment in a transaction that did not involve a general solicitation.

For the quarter ended June 30, 2011, we issued an aggregate of 75,734 shares of our common stock to Gilford Securities Incorporated and to Array Capital Management, LLC for financial advisory services. For these transactions the Company relied upon Section 4(2) of the Securities Act and Rule 506 promulgated thereunder to issue the common stock.  The shares were offered to investors who acquired the shares for investment in a transaction that did not involve a general solicitation.

On July 20, 2011, we issued an aggregate of 32,258 shares of our common stock to Gilford Securities, Incorporated and to Array Capital Management, LLC for financial advisory services.  For this transaction the Company relied upon Section 4(2) of the Securities Act and Rule 506 promulgated thereunder to issue the common stock.  The shares were offered to these investors who acquired the shares for investment in a transaction that did not involve a general solicitation.

On December 30, 2011, we sold to fourteen individual accredited investors 658,520 shares of our common stock, $.001 par value, and five-year warrants to purchase an aggregate of 987,783 shares of common stock at an exercise price of $1.00 per share for an aggregate purchase price of $441,208.  No commissions were paid in connection with these sales.  We relied on Rule 506 of Regulation D under the Securities Act to issue such securities, inasmuch as these were sold without any form of general solicitation or general advertising and sales were made only to accredited investors. A copy of the form of warrant issued to the investors was attached to our Form 8-K filed January 5, 2012.

On January 31, 2012, we sold to eleven individual accredited investors 370,686 shares of our common stock, $.001 par value, and five-year warrants to purchase an aggregate of 556,031 shares of common stock at an exercise price of $1.00 per share for an aggregate purchase price of $248,360.  No commissions were paid in connection with these sales. We relied on Rule 506 of Regulation D under the Securities Act to issue such securities, inasmuch as these were sold without any form of general solicitation or general advertising and sales were made only to accredited investors. A copy of the form of warrant issued to the investors was attached to our Form 8-K filed February 6, 2012.

On March 16, 2012, we entered into a Securities Purchase Agreement with the certain purchasers identified therein providing for the issuance and sale to the purchasers of an aggregate of 2,200 shares of our Series A convertible preferred stock, and a Series A, B and C Warrant to each purchaser, for gross proceeds to the Company of $2.2 million, as described in our Form 8-K filed March 22, 2012.  The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D.  Moody Capital, LLC acted as the exclusive placement agent for the private placement, and the Company paid the placement agent a fee equal to 8% of the aggregate $2,200,000 of gross proceeds raised in the private placement.  For information regarding the terms of the Series A convertible preferred stock and the Series A, B and C Warrants, see “Description of Securities” in the prospectus accompanying this registration statement.

ITEM 16.	Exhibits and Financial Statement Schedules

(a)           Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger dated January 20, 2006 by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc. (1)

2.2	First Amendment to Agreement and Plan of Merger (2)

2.3	Second Amendment to Agreement and Plan of Merger (3)

3.1	Certificate of Incorporation (6)

3.1.1	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 13, 2010 (10)

3.1.2	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 27, 2010 (11)

3.1.3	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed March 20, 2012 (14)

3.2	Bylaws (6)

5.1 **	Opinion of Womble Carlyle Sandridge & Rice, LLP

10.1 *	Employment Agreement between GeoVax Labs, Inc. and Robert T. McNally effective as of April 1, 2008 (7)

10.2 *	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds Amended and Restated effective as of January 1, 2010 (9)

10.3 *	Employment Agreement between GeoVax, Inc. and Harriet Robinson effective as of November 19, 2007 (9)

10.4 *	GeoVax Labs, Inc. 2006 Equity Incentive Plan (4)

10.5	License Agreement (as amended and restated) between GeoVax, Inc. and Emory University, dated August 23, 2002 (3)

10.6	Technology Sale and Patent License Agreement between GeoVax, Inc. and MFD, Inc., dated December 26, 2004 (3)

10.7	Office and Laboratory Lease between UCB, Inc. and GeoVax, Inc. (8)

10.8 *	Summary of the GeoVax Labs, Inc. Director Compensation Plan (9)

10.9	Form of Warrant dated December 30, 2011 (12)

10.10	Consulting Agreement by and between Donald G. Hildebrand and GeoVax Labs, Inc., dated April 1, 2008 (13)

10.11	Form of Securities Purchase Agreement dated March 16, 2012 (14)

10.12	Form of Registration Rights Agreement dated March 16, 2012 (14)

10.13	Form of Series A Warrant issued March 21, 2012 (14)

10.13	Form of Series B Warrant issued March 21, 2012 (14)

10.13	Form of Series C Warrant issued March 21, 2012 (14)

21.1	Subsidiaries of the Registrant (5)

23.1 **	Consent of Porter Keadle Moore LLC

23.2 **	Consent of Tripp, Chafin & Company, LLC

23.3 **	Consent of Womble Carlyle Sandridge & Rice, LLP (contained in the opinion filed as Exhibit 5.1 hereof)

24.1 **	Power of Attorney (included on the signature page to this Registration Statement)

101**,***
The following financial information for GeoVax Labs, Inc., formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of December 31, 2011 and December 31, 2010, (ii) Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009 and for the period from inception (June 27, 2001) to December 31, 2011, (iii) Consolidated Statements of Stockholders’ Equity (Deficiency) for the period from inception (June 27, 2001) to December 31, 2011, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009 and for the period from inception (June 27, 2001) to December 31, 2011, and (v) Notes to Condensed Consolidated Financial Statements.

___________________

*	Indicates a management contract or compensatory plan or arrangement.
**	Filed herewith.
***
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files in Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended and otherwise are not subject to liability under those sections.

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 24, 2006.
(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed July 13, 2006.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 4, 2006.
(4)	Incorporated by reference from the registrant’s definitive Information Statement (Schedule 14C) filed August 18, 2006.
(5)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 28, 2007.
(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 23, 2008.
(7)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 24, 2008.
(8)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 6, 2009.
(9)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 8, 2010.
(10)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 14, 2010.
(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 28, 2010.
(12)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 5, 2012.
(13)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 24, 2008.
(14)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 22, 2012.

(b)	Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2011, 2010 and 2009 (unaudited) is included in the Financial Statements at page F-19.

All other financial statement schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

ITEM 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on the 2nd day of April, 2012.

GEOVAX LABS, INC.

By:	/s/ Robert T. McNally
Robert T. McNally Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert T. McNally and Mark W. Reynolds, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-1 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert T. McNally	Director	April 2, 2012
Robert T. McNally	President & Chief Executive Officer
(Principal Executive Officer)

/s/ Mark W. Reynolds	Chief Financial Officer	April 2, 2012
Mark W. Reynolds	(Principal Financial and Accounting Officer)

/s/ Steven S. Antebi	Director	April 2, 2012
Steven S. Antebi

/s/ David A. Dodd	Director	April 2, 2012
David A. Dodd

/s/ Dean G. Kollintzas	Director	April 2, 2012
Dean G. Kollintzas

/s/ Harriet L. Robinson	Director	April 2, 2012
Harriet L. Robinson

/s/ John N. Spencer, Jr.	Director	April 2, 2012
John N. Spencer, Jr.

EXHIBIT INDEX

Exhibit
Number	Description

5.1 *	Opinion of Womble Carlyle Sandridge & Rice, LLP

23.1 *	Consent of Porter Keadle Moore LLC

23.2 *	Consent of Tripp, Chafin & Company, LLC

23.3 *	Consent of Womble Carlyle Sandridge & Rice, LLP (contained in the opinion filed as Exhibit 5.1 hereof)

24.1 *	Power of Attorney (included on the signature page to this Registration Statement)

101 *, **
The following financial information for GeoVax Labs, Inc., formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of December 31, 2011 and December 31, 2010, (ii) Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009 and for the period from inception (June 27, 2001) to December 31, 2011, (iii) Consolidated Statements of Stockholders’ Equity (Deficiency) for the period from inception (June 27, 2001) to December 31, 2011, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009 and for the period from inception (June 27, 2001) to December 31, 2011, and (v) Notes to Condensed Consolidated Financial Statements.

___________________

*	Filed herewith.
**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files in Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended and otherwise are not subject to liability under those sections.